Agreement and Plan of Merger

                           By and Among


                    Jacksonville Savings Bank

                               and

                 LCS Bancorp, Inc. and Litchfield
                     Community Savings, S.B.









                      Dated: August 13, 1996
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                        TABLE OF CONTENTS

                                                            Page No.

ARTICLE I. . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     THE COMPANY MERGER AND MERGER . . . . . . . . . . . . . . . .1
           1.1.  The Merger. . . . . . . . . . . . . . . . . . . .1
           1.2.  Effective Time of the Merger. . . . . . . . . . .2
           1.3.  Closing.. . . . . . . . . . . . . . . . . . . . .2
           1.4.  Modification of Structure . . . . . . . . . . . .3

ARTICLE II.. . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     EFFECT OF THE COMPANY MERGER AND MERGER;CERTAIN ACTIONS IN CONNECTION
     THEREWITH . . . . . . . . . . . . . . . . . . . . . . . . . .3
           2.1.  Effect of the Merger. . . . . . . . . . . . . . .3
           2.2.  Effect on LCS Common Stock. . . . . . . . . . . .4
           2.3   Options . . . . . . . . . . . . . . . . . . . . .4
           2.4.  Jacksonville to Make Cash Available . . . . . . .4
           2.5.  Payment of Cash.. . . . . . . . . . . . . . . . .4

ARTICLE III. . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     REPRESENTATIONS AND WARRANTIES OF JACKSONVILLE. . . . . . . .5
           3.1.  Corporate Organization. . . . . . . . . . . . . .5
           3.2.  Authorization.. . . . . . . . . . . . . . . . . .6
           3.3.  No Violation. . . . . . . . . . . . . . . . . . .6
           3.4.  Consents and Approvals. . . . . . . . . . . . . .6
           3.5.  Information Supplied for Inclusion in the LCS Proxy
                 Statement.. . . . . . . . . . . . . . . . . . . .7
           3.6.  Cash Payment. . . . . . . . . . . . . . . . . . .7
           3.7.  Accuracy of Information.. . . . . . . . . . . . .7
           3.8.  Supplement to Jacksonville Disclosure Schedule. .7
           3.9.  Litigation. . . . . . . . . . . . . . . . . . . .7
           3.10  Information in the Jacksonville Proxy Statement .7

ARTICLE IV.. . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     REPRESENTATIONS AND WARRANTIES OF LCS AND LITCHFIELD. . . . .8
           4.1.  Corporate Organization. . . . . . . . . . . . . .8
           4.2.  Capitalization. . . . . . . . . . . . . . . . . .8
           4.3.  Authorization.. . . . . . . . . . . . . . . . . .9
           4.4.  No Violation. . . . . . . . . . . . . . . . . . .9
           4.5.  Reports and Financial Statements. . . . . . . . .9
           4.6.  Consents and Approvals. . . . . . . . . . . . . 10
           4.7.  Absence of Certain Changes. . . . . . . . . . . 10
           4.8.  Employee and Employee Benefits Matters. . . . . 11
           4.9.  Litigation. . . . . . . . . . . . . . . . . . . 12
           4.10. Tax Matters.. . . . . . . . . . . . . . . . . . 13
           4.11. Information in the LCS Proxy Statement. . . . . 13
           4.12. Environmental Matters . . . . . . . . . . . . . 13
           4.13. Insurance.. . . . . . . . . . . . . . . . . . . 15
           4.14. Compliance with Laws and Orders.. . . . . . . . 15
           4.15. Governmental Regulation.. . . . . . . . . . . . 15
           4.16. Contracts and Commitments.. . . . . . . . . . . 16
           4.17. Agreements with Directors, Officers and
                 Shareholders. . . . . . . . . . . . . . . . . . 16
           4.18. Accuracy of Information.. . . . . . . . . . . . 16
           4.19. Supplement to LCS Disclosure Schedule . . . . . 16
           4.20. Title to Assets; Leases . . . . . . . . . . . . 17
          4.21.     Information Supplied for Inclusion in the
                    Jacksonville Proxy Statement.. . . . . . . . 17
          4.22.     Fees . . . . . . . . . . . . . . . . . . . . 17
          4.23.     Business of LCS. . . . . . . . . . . . . . . 18

ARTICLE V. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     COVENANTS OF JACKSONVILLE . . . . . . . . . . . . . . . . . 18
               5.1. Affirmative Covenants. . . . . . . . . . . . 18
               5.2. Negative Covenants.. . . . . . . . . . . . . 18
               5.3. Breaches.. . . . . . . . . . . . . . . . . . 18
               5.4. Employee Benefit Plans: Employment Arrangements19
               5.5. Filing of Applications.. . . . . . . . . . . 20
               5.6. Expenses.. . . . . . . . . . . . . . . . . . 20
               5.7. Supplement to Jacksonville Disclosure Schedule.20
               5.8. Confidentiality. . . . . . . . . . . . . . . 20
               5.9. Non-Assignability. . . . . . . . . . . . . . 21

ARTICLE VI.. . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     COVENANTS OF LCS. . . . . . . . . . . . . . . . . . . . . . 21
               6.1. Affirmative Covenants. . . . . . . . . . . . 21
               6.2. Negative Covenants.. . . . . . . . . . . . . 21
               6.3. Report to Jacksonville.. . . . . . . . . . . 24
               6.4. Breaches.. . . . . . . . . . . . . . . . . . 24
               6.5. Supplement to Disclosure Schedule. . . . . . 24
               6.6. Expenses.. . . . . . . . . . . . . . . . . . 24
               6.7. Consents and Approvals.. . . . . . . . . . . 25
               6.8. Dissenters' Rights.. . . . . . . . . . . . . 25

ARTICLE VII. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . 25
               7.1. LCS Shareholders' Meeting. . . . . . . . . . 25
               7.2. Proxy Statement for LCS Shareholders'
                    Meeting. . . . . . . . . . . . . . . . . . . 25
               7.3. Jacksonville Shareholders' Meeting.. . . . . 25
               7.4. Proxy Statement for Jacksonville Shareholders'
                    Meeting. . . . . . . . . . . . . . . . . . . 26
               7.5. Cooperation: Regulatory Approvals. . . . . . 26
               7.6. Reports. . . . . . . . . . . . . . . . . . . 26
               7.7. Brokers or Finders.. . . . . . . . . . . . . 26
               7.8. Additional Agreements: Reasonable Efforts. . 27
               7.9. Release of Information.. . . . . . . . . . . 27
               7.10.Access to Properties and Records;
                    Confidentiality. . . . . . . . . . . . . . . 27
               7.11.     Certain Policies. . . . . . . . . . . . 28

ARTICLE VIII.. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     CONDITIONS TO THE OBLIGATIONS OF JACKSONVILLE . . . . . . . 28
               8.1. No Material Adverse Effect.. . . . . . . . . 28
               8.2. Representations and Warranties.. . . . . . . 28
               8.3. Performance and Compliance.. . . . . . . . . 29
               8.4. No Proceeding or Litigation. . . . . . . . . 29
               8.5. Consents Under Agreements. . . . . . . . . . 29
               8.6. No Amendments to Resolutions.. . . . . . . . 29
               8.7. Certificate of LCS Officers. . . . . . . . . 29
               8.8. Corporate Proceedings. . . . . . . . . . . . 29
               8.9. Legal Opinion. . . . . . . . . . . . . . . . 29

ARTICLE IX.. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     CONDITIONS TO THE OBLIGATIONS OF LCS. . . . . . . . . . . . 30
               9.1. Representations and Warranties.. . . . . . . 30
               9.2. Performance and Compliance.. . . . . . . . . 30
               9.3. Corporate Proceedings. . . . . . . . . . . . 30
               9.4. Certificate of Jacksonville Officers.. . . . 30
               9.5. Legal Opinion. . . . . . . . . . . . . . . . 30
               9.6. Fairness Opinion . . . . . . . . . . . . . . 30

ARTICLE X. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES. . . . . . . . 31
               10.1.Governmental Approvals . . . . . . . . . . . 31
               10.2.No Injunctions or Restraints . . . . . . . . 31
               10.3.LCS and Jacksonville Shareholder Approval. . 31
               10.4 Corporate Proceedings. . . . . . . . . . . . 31

ARTICLE XI.. . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . 32
               11.1.     Reasons for Termination.. . . . . . . . 32
               11.2.     Effect of Termination.. . . . . . . . . 33

ARTICLE XII. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 33
               12.1.Nonsurvival of Representations, Warranties and
                    Agreements . . . . . . . . . . . . . . . . . 33
               12.2.Expenses . . . . . . . . . . . . . . . . . . 34
               12.3.Waivers: Amendments. . . . . . . . . . . . . 34
               12.4.Assignment: Parties in Interest. . . . . . . 34
               12.5.Entire Agreement . . . . . . . . . . . . . . 35
               12.6.Captions and Counterparts. . . . . . . . . . 35
               12.7.Certain Definitions. . . . . . . . . . . . . 35
               12.8.Enforcement of the Agreement . . . . . . . . 35
               12.9.Governing Law. . . . . . . . . . . . . . . . 35
               12.10.Notices . . . . . . . . . . . . . . . . . . 35

                             SCHEDULES

Schedule 3.1
Schedule 3.9
Schedule 4.1(a)
Schedule 4.2
Schedule 4.4
Schedule 4.5
Schedule 4.6
Schedule 4.7
Schedule 4.8(a)
Schedule 4.8(b)
Schedule 4.9
Schedule 4.10
Schedule 4.12(a)
Schedule 4.12(b)
Schedule 4.12(c)
Schedule 4.12(d)
Schedule 4.12(e)
Schedule 4.12(f)
Schedule 4.13
Schedule 4.14
Schedule 4.15
Schedule 4.16
Schedule 4.17
Schedule 4.20(b)
Schedule 5.4(a)


Exhibits

Agreement of Company Merger. . . . . . . . . . . . . . . .Exhibit A
Plan of Merger . . . . . . . . . . . . . . . . . . . . . .Exhibit B
Plan of Complete Liquidation and Dissolution . . . . . . .Exhibit C
Legal Opinion of Kemp, Grezlakowski & Lorenzini, Ltd.. . .Exhibit D
Legal Opinion of Luse Lehman
  Gorman Pomerenk & Schick, P.C. . . . . . . . . . . . . .Exhibit E
PAGE
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                    AGREEMENT AND PLAN OF MERGER


     This Agreement and Plan of Merger, dated as of August 13, 1996 (the "Agreement"), is entered into by and among Jacksonville Savings Bank ("Jacksonville") and LCS Bancorp, Inc. ("LCS"), the holding company for Litchfield Community Savings, S.B. ("Litchfield"). References to Jacksonville include subsidiaries of Jacksonville ("Jacksonville Subsidiary") unless the context indicates otherwise. References to LCS shall include Litchfield unless the context indicates otherwise.

                        W I T N E S S E T H:

          WHEREAS, Jacksonville is an Illinois-chartered stock savings bank headquartered in Jacksonville, Illinois, 54% of the issued and outstanding capital stock of which is owned by Jacksonville Bancorp, MHC, an Illinois chartered mutual holding company; and

          WHEREAS, Litchfield is an Illinois-chartered stock savings bank headquartered in Litchfield, Illinois, 100% of the issued and outstanding capital stock of which is owned by LCS, a Delaware
Corporation in stock form; and

          WHEREAS, the parties desire to provide for Jacksonville's acquisition of Litchfield pursuant to a Merger (as defined in Section 1.1(b) below) of Jacksonville and Litchfield on or after the Effective Time (as defined in Section 1.2 hereof); and

          WHEREAS, in connection with the Company Merger (as defined in Section 1.1(a) below) the outstanding capital stock of LCS will be converted into the right to receive cash; and

          WHEREAS, it is intended that Jacksonville and Litchfield will be merged such that Jacksonville will be the surviving corporation and that the resulting savings institution will expand its market area and achieve certain economies of scale and efficiencies as a result of the Merger.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, and agreements herein contained, and in order to set forth the conditions upon which the foregoing Merger will be carried out, the parties, intending to be legally bound, hereby agree as follows:


                             ARTICLE I.

                   THE COMPANY MERGER AND MERGER

          1.1. The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the provisions of Section 18(c) of the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), as amended (the "Bank Merger Act"), and Section 8004 of the Illinois Savings Bank Act (the "Savings Bank Act"), and the rules and regulations promulgated under each of the Bank Merger Act and the Savings Bank Act (the "Regulations"), at the Effective Time, the parties hereby agree that the following corporate transactions shall occur substantially concurrently in the order set forth below:

     (a) Pursuant to the Agreement of Company Merger, attached hereto as Exhibit A, among Jacksonville, LCS and a to-be-formed Illinois corporation which is to be wholly owned by Jacksonville, such to-be-formed corporation shall be merged with and into LCS (the "Company Merger") and, in connection therewith, and subject to the rights of dissenting stockholders which have been asserted and duly perfected in accordance with the provisions of Section 262 of the Delaware General Corporation Law ("DGCL"), each share of common stock, $.01 par value per share, of LCS ("LCS Common Stock") and each option to purchase LCS Common Stock granted pursuant to the LCS stock option plans, as identified herein, outstanding immediately prior to the Effective Time (as defined herein) of the Company Merger shall be canceled in exchange for the right to receive the Purchase Price (as defined herein), with the result that LCS will become a wholly owned subsidiary of Jacksonville.

     (b) Pursuant to the Agreement of Merger, attached hereto as Exhibit B, between Litchfield and Jacksonville, Litchfield shall merge with and into Jacksonville simultaneously with or immediately following consummation of the transactions referred to in Section 1.1(a) hereof, with the result that Jacksonville will acquire all of the assets and liabilities of Litchfield and Litchfield shall cease to exist (the "Merger"). In effecting the Merger, Jacksonville may charter an interim savings bank.

     (c) Pursuant to the Plan of Complete Liquidation and Dissolution (the "Plan"), attached hereto as Exhibit C, LCS shall be liquidated into Jacksonville simultaneously with or immediately following consummation of the transactions referred to in Sections 1.1(a) and (b) hereof, with the result that Jacksonville will acquire all of the assets and liabilities of LCS and LCS shall cease to exist.

          1.2. Effective Time of the Merger. As soon as practicable after each of the conditions set forth in Articles VIII, IX and X hereof have been satisfied or waived, Jacksonville and Litchfield will file, or cause to be filed, the Agreement of Merger attached as Exhibit B hereto (the "Merger Agreement"), along with copies of the resolutions approved by LCS as sole stockholder of Litchfield approving the Merger of Litchfield and Jacksonville with the Illinois Commissioner of Banks and Real Estate ("Commissioner"). The Commissioner shall then issue to Jacksonville, as the surviving institution, a certificate of merger. The Merger shall become effective at the time when the certificate of merger is recorded in the counties in which either Jacksonville or Litchfield has an office (the "Effective Time").

          1.3. Closing. If (a) the Agreement and the transactions contemplated hereby have been duly approved as required by the shareholders of LCS and Jacksonville, and (b) all relevant conditions of the Agreement have been satisfied or waived, the closing (the "Closing") shall take place as promptly as practicable thereafter at the executive offices of Jacksonville. At the Closing, the parties hereto will exchange certificates, letters and other documents as required hereby and will cause the filing described in Section 1.2 hereof with respect to the Merger to be made. Such Closing will take place within ten (10) business days of the satisfaction or waiver of all conditions and/or obligations and applicable waiting periods contained in Articles VIII, IX and X of this Agreement. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."


          1.4. Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Jacksonville may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the stockholders of LCS as a result of such modification, (ii) the consideration to be paid to holders of LCS Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals.


                            ARTICLE II.

              EFFECT OF THE COMPANY MERGER AND MERGER;
              CERTAIN ACTIONS IN CONNECTION THEREWITH

          2.1. Effect of the Merger.

          (a) Jacksonville, as the surviving institution in the Merger, shall possess all of the properties and rights and be subject to all of the liabilities and obligations of LCS and Litchfield, all as more fully described in the Merger Agreement and the Regulations. The name of Jacksonville, as the surviving institution in the Merger, shall remain "Jacksonville Savings Bank"

          (b) Following the Merger, Jacksonville will operate Litchfield's office as a branch office. Jacksonville will use its reasonable efforts to have this branch office operate under a "doing business as" name of Litchfield Community Savings, a division of Jacksonville Savings Bank.

          (c) At the Effective Time, each share of capital stock of LCS issued and outstanding immediately prior thereto shall, by virtue of the Company Merger, be canceled. Each option to purchase LCS Common Stock granted pursuant to LCS' stock option plans and outstanding immediately prior to the Effective Time shall, by virtue of the Company Merger, be canceled. No new shares of the capital stock or other securities or obligations of Jacksonville shall be issued or be deemed issued with respect to or in exchange for such canceled shares, and such canceled shares of capital stock shall not be converted into any shares or other securities or obligations of Jacksonville.

          (d) Simultaneously with the Merger, each share of Litchfield common stock issued and outstanding immediately prior thereto shall by virtue of the Merger be canceled.

          (e) The Articles of Incorporation and bylaws of Jacksonville, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and bylaws of Jacksonville, as the surviving institution of the Merger.

          (f) The directors and officers of Jacksonville immediately prior to the Effective Time shall be the directors and officers of Jacksonville, as the surviving institution of the Merger, and shall continue in office until their successors are duly elected or otherwise duly selected.

          (g) All deposit accounts of Litchfield existing immediately prior to the Merger shall, upon consummation of the Merger, remain insured by the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law and regulation.

          2.2. Effect on LCS Common Stock. At the Effective Time, by virtue of the Company Merger and without any action except as specified herein on the part of the holders of shares of LCS Common Stock, each issued and outstanding share of LCS Common Stock (except as otherwise provided in the Regulations with respect to the rights of dissenting shareholders of LCS) shall be converted into the right to receive $17.75 in cash (the "Purchase Price"). All shares of LCS Common Stock which are held in the treasury of LCS and any shares of LCS Common Stock owned by Jacksonville or any direct or indirect wholly owned subsidiary or parent of Jacksonville shall be canceled.

          2.3 Options. As of the Effective Time, Jacksonville shall pay to each holder of an option which has been granted by LCS to purchase shares of LCS Common Stock, and which is outstanding and exercisable but unexercised immediately prior to the Effective Time in accordance with LCS' stock option plans, an amount in cash computed by multiplying (i) any positive difference obtained by subtracting from (x) the per share amount of the Purchase Price and
(y) the per share exercise price applicable to such option by (ii) the number of shares of LCS Common Stock subject to such option, subject, with respect to each such holder, to the receipt by Jacksonville of an acknowledgment from such holder that such payment shall constitute consideration for the termination and cancellation of such option. LCS agrees to take or cause to be taken all action necessary so that each such option outstanding immediately before the Effective Time as a result of the failure of the holder thereof to deliver the acknowledgment described in the preceding sentence shall be converted into a right to receive the amount described in the preceding sentence.

          2.4. Jacksonville to Make Cash Available. At the Effective Time, Jacksonville shall make available the amount of cash payable pursuant to Section 2.2 and Section 2.3 hereof.

          2.5. Payment of Cash.

          (a) Jacksonville shall act as the exchange agent (the "Exchange Agent") in connection with the Company Merger. At the closing, the Exchange Agent shall (except to those holders of LCS Common Stock who have properly exercised dissenters' rights of appraisal) pay to each holder who delivers his or her certificate or certificates representing such shares to the Exchange Agent a check for an amount equal to the number of shares represented by the certificate or certificates so surrendered to the Exchange Agent multiplied by the Purchase Price. As to each holder of record of LCS Common Stock who does not surrender his shares at Closing, the Exchange Agent shall send a notice and form of letter of transmittal advising such shareholder of the effectiveness of the Company Merger and the procedures for surrendering to the Exchange Agent outstanding certificates formerly evidencing shares of LCS Common Stock. Each shareholder who thereafter delivers his or her certificate or certificates representing such shares to the Exchange Agent shall be mailed a check for an amount, without interest, equal to the number of shares represented by the certificate or certificates so surrendered to the Exchange Agent multiplied by the Purchase Price. Upon surrender, each certificate evidencing LCS Common Stock shall be canceled. Until so surrendered, each outstanding certificate which prior to the Effective Time evidenced shares of LCS Common Stock will be deemed for all purposes (except as otherwise provided in Section 2.2 hereof) to evidence the right to receive cash, without interest, equal to the number of shares represented by the certificate or certificates multiplied by the Purchase Price. After the Effective Time, there shall be no further registration of transfers on the records of LCS of shares of LCS Common Stock and, if a certificate evidencing such shares is presented for transfer, it shall be canceled in exchange for a check (except as otherwise provided in Section 2.2 hereof) in the appropriate amount as calculated above. Notwithstanding any provision of this Agreement, neither the Exchange Agent nor any person, firm or entity shall be liable or obligated to any former holder of any share of LCS Common Stock (or to anyone claiming through any such former holder) with respect to amounts to which any such holder would have been entitled as a consequence of the Company Merger, if such amounts have been paid, or are payable, to any public official pursuant to any abandoned property, escheat or similar laws.

          (b) If delivery of all or any part of the cash to be paid in connection with the Company Merger is to be paid to a person other than the person in whose name the certificate surrendered in exchange therefor is registered, it shall be a condition to such delivery that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such a delivery pay to the Exchange Agent any transfer or other taxes required by reason of such delivery in any name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (c) In the event any certificate for LCS Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall deliver (except as otherwise provided in Section 2.2 hereof) in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, the cash to be paid in the Company Merger as provided for herein; provided, however, that Jacksonville may, in its sole discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such reasonable sum as Jacksonville may direct as indemnity against any claim that may be made against Jacksonville, LCS or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.


                            ARTICLE III.

           REPRESENTATIONS AND WARRANTIES OF JACKSONVILLE

          Jacksonville hereby represents and warrants to LCS as follows:

          3.1. Corporate Organization.

          (a) Jacksonville is a stock savings bank duly organized and validly existing and in good standing under the laws of the State of Illinois. The Jacksonville Subsidiary is duly organized and validly existing and in good standing under the laws of the State of Illinois.

          (b) The to-be-formed corporation referred to in Section 1.1(a) hereof will be duly organized and validly existing under the laws of the jurisdiction of its incorporation and have the authority to consummate the Company Merger contemplated herein.

          (c) All deposit accounts issued by Jacksonville are insured by the FDIC to the maximum extent permitted under applicable law.

          (d) Jacksonville has all requisite corporate power and authority to own, operate and lease its properties as presently owned, operated and leased and to engage in the activities and business now being conducted by it. Schedule 3.1 to the Jacksonville disclosure schedule attached hereto as Annex I (the "Jacksonville Disclosure Schedule") lists each "subsidiary" of Jacksonville.

          3.2. Authorization. The Board of Directors of Jacksonville has approved the Agreement and the transactions contemplated hereby and has authorized the execution, delivery and performance by
Jacksonville of the Agreement.   No other corporate proceeding on the
part of Jacksonville is necessary to authorize the Agreement or to consummate the transactions contemplated hereby, and Jacksonville has full corporate power and authority to enter into the Agreement and to consummate the transactions contemplated hereby subject to the conditions set forth in Articles VIII and X of this Agreement. This Agreement has been duly and validly executed and delivered by Jacksonville and constitutes the valid and binding obligation of Jacksonville, enforceable against each of them in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and (b) the application of equitable principles if equitable remedies are sought.

          3.3. No Violation. Neither the execution and delivery of the Agreement nor, subject to the receipt of the consents and approvals contemplated by Section 3.4, the consummation of the transactions contemplated herein will, (a) conflict with, result in the breach of, constitute a violation of, constitute a default under or accelerate the performance of the terms of any government regulation, judgment, order or decree of any court or other governmental agency to which Jacksonville or any of the Jacksonville Subsidiaries may be subject, or any contract, agreement or instrument to which Jacksonville or any of the Jacksonville Subsidiaries is a party or by which Jacksonville or any of the Jacksonville Subsidiaries are bound or committed, or the articles of incorporation of Jacksonville, the articles of incorporation of any of the Jacksonville Subsidiaries, or the bylaws of Jacksonville or any of the Jacksonville Subsidiaries, or, any law, or any rule or regulation of any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party could result in a default under any of the foregoing, or (c) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Jacksonville or any of the Jacksonville Subsidiaries.

          3.4. Consents and Approvals. Other than the receipt of approvals required by the Savings Bank Act, the Bank Merger Act, the Bank Holding Company Act ("BHCA"), and the regulations promulgated under said acts, or waivers to such approvals, and the approval of Jacksonville's stockholders, no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority is necessary for the consummation by Jacksonville of the transactions contemplated by the Agreement. Jacksonville knows of no reason (including those relating to fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and anti-trust or consumer disclosure laws and regulations) why the regulatory approvals should not be obtained.

          3.5. Information Supplied for Inclusion in the LCS Proxy Statement. Any information regarding Jacksonville or any of the Jacksonville Subsidiaries supplied by Jacksonville to LCS specifically for inclusion in the LCS Proxy Statement (as defined in Section 7.2 hereof) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          3.6. Cash Payment. Jacksonville has sufficient funds to pay the cash payment required under Sections 2.2 and 2.3 and such payment will not cause it to fail to meet any regulatory capital requirements to which it is subject.

          3.7. Accuracy of Information. The statements made by Jacksonville in the Agreement and in any other written documents executed and/or delivered by or on behalf of Jacksonville pursuant to the terms of the Agreement are true and correct in all material respects.

          3.8. Supplement to Jacksonville Disclosure Schedule. Jacksonville will promptly supplement or amend the Jacksonville Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Jacksonville Disclosure Schedule. No supplement or amendment to the Jacksonville Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 9.1 hereof.

          3.9. Litigation. Except as set forth in Schedule 3.9 to the Jacksonville Disclosure Schedule, no claims have been asserted and no relief has been sought against Jacksonville or any of the Jacksonville Subsidiaries in any pending litigation or governmental proceedings or otherwise which would be reasonably likely to result in Jacksonville becoming unable to pay the Purchase Price or otherwise perform its obligations under, and consummate the transactions contemplated by, this Agreement.

          3.10. Information in the Jacksonville Proxy Statement. Jacksonville represents and warrants that the Jacksonville Proxy Statement will not, either at the time it is mailed to Jacksonville stockholders in connection with the Jacksonville Stockholders Meeting (as defined in Section 7.3 hereof) or at the time of the Jacksonville Stockholders Meeting, contain any untrue statement of fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that none of the representations and warranties in this Section 3.10 shall apply to statements in or omissions from the Jacksonville Proxy Statement made in reliance upon and in conformity with information about or furnished by or on behalf of LCS for use in the Jacksonville Proxy Statement.


                            ARTICLE IV.

        REPRESENTATIONS AND WARRANTIES OF LCS AND LITCHFIELD


     LCS and Litchfield represent and warrant to Jacksonville as follows:

          4.1. Corporate Organization.

     (a) LCS and Litchfield have all requisite corporate power and authority to own, operate and lease their properties as presently owned, operated or leased and to engage in the activities and business now conducted by each of them. LCS and Litchfield are qualified to do business in each jurisdiction in which the nature of business conducted or assets owned or leased by each of LCS and Litchfield makes such qualification necessary and where a failure to do so would have a Material Adverse Effect. The jurisdictions in which LCS and Litchfield are qualified to do business as a foreign corporation are identified in Schedule 4.1(a) to the LCS disclosure schedule attached hereto as Annex II (the "LCS Disclosure Schedule"). LCS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Litchfield is a member in good standing of the Federal Home Loan Bank of Chicago and all eligible accounts issued by Litchfield are insured by the FDIC to the maximum extent permitted under applicable law. Litchfield is a savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Other than Litchfield, LCS has no direct or indirect subsidiaries.

     (b) LCS and Litchfield have each delivered to Jacksonville true and complete copies of the certificate or articles of incorporation, organization certificate or other chartering instrument and bylaws of LCS and Litchfield, respectively, in effect on the date hereof. The minute books of LCS and Litchfield each contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the stockholder(s) of LCS recorded therein, and as of the Effective Time such minute books will contain accurate minutes of all such meetings and such consents in lieu of meetings respectively held or executed prior thereto. The minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the stockholder(s) and board of directors of LCS and Litchfield and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of the stockholder(s) of LCS and Litchfield.

          4.2. Capitalization. The authorized capital stock of LCS consists of 400,000 shares of LCS Common Stock, par value $.01 per share, and 100,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of June 30, 1996, there were issued and outstanding 107,640 shares of LCS Common Stock and no shares of Preferred Stock. As of June 30, 1996, 10,350 shares of LCS Common Stock were reserved for issuance pursuant to stock options and no shares of Preferred Stock were reserved for issuance pursuant to stock options. All of such issued and outstanding shares of LCS capital stock are validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights. LCS does not have any arrangements or commitments obligating LCS to issue or sell or otherwise dispose of, or to purchase or redeem, shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock. Schedule 4.2 of the LCS Disclosure Schedule sets forth a complete and accurate list of all options to purchase LCS Common Stock that have been granted and which remain unexercised, including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to grant. To the best of LCS' knowledge, no person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than as set forth at Schedule 4.2 of the LCS Disclosure Schedule, is the beneficial owner of 5% or more of the outstanding LCS Common Stock. The authorized capital stock of Litchfield consists of 1,000 shares of common stock, par value $1.00 per share, and 9,000 shares of preferred stock, par value $100 per share. As of June 30, 1996, 1,000 shares of Litchfield common stock and no shares of preferred stock were outstanding. All shares of Litchfield common stock are held by LCS free and clear of all liens and encumbrances.

          4.3. Authorization. The respective Boards of Directors of LCS and Litchfield have approved the Agreement and the transactions contemplated thereby and authorized the execution, delivery and performance by LCS and Litchfield of the Agreement. No other corporate proceeding on the part of either LCS or Litchfield is necessary to authorize the Agreement or to consummate the transactions contemplated thereby other than the approval of the holders of LCS Common Stock as provided in Section 7.1 hereof and the approval of LCS as sole stockholder of Litchfield common stock. LCS and Litchfield have full corporate power and authority to enter into the Agreement and, upon approval of the shareholders of LCS Common Stock in accordance with law and subject to the additional conditions set forth in Articles IX and X of this Agreement, to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LCS and Litchfield and constitutes the valid and binding obligations of LCS and Litchfield, enforceable against it in accordance with its terms, subject to (a) all applicable bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC, (b) the application of equitable principles if equitable remedies are sought, and (c) the provisions of this Agreement providing that the Company Merger will be enforceable only upon approval by the holders of LCS Common Stock as described in
Section 7.1 hereof.

          4.4. No Violation. Other than as set forth in Schedule 4.4 of the LCS Disclosure Schedule, neither the execution and delivery of the Agreement nor, subject to the receipt of the consents and approvals contemplated by Section 4.6, the consummation of the transactions contemplated herein will (a) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any judgment, order or decree of any court or other governmental agency to which LCS or Litchfield may be subject, or any contract, agreement or instrument to which either LCS or Litchfield is a party or by which LCS or Litchfield are bound or committed, or the certificate of incorporation of LCS or the bylaws of LCS, the articles of incorporation of Litchfield or bylaws of Litchfield, or, to the knowledge of LCS or Litchfield (as defined in Section 12.7(e) hereof), any law, or any rule or regulation of any governmental agency or authority, or (b) constitute an event that with the lapse of time or action by a third party, or both, could result in a default under any of the foregoing or (c) result in the creation of any material lien, charge or encumbrance upon any of the assets, properties or stock of LCS or the capital stock of LCS.

          4.5. Reports and Financial Statements. LCS has previously furnished Jacksonville with true and complete copies of its (a) Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and annual meeting proxy statements. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of LCS included in such reports or otherwise delivered to Jacksonville (collectively referred to herein as the "LCS Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of LCS as of the dates thereof and the results of its operations and changes in consolidated financial position for the periods then ended, subject, in the case of the unaudited interim consolidated financial statements, to normal year-end audit adjustments, any other adjustments described therein, and the absence of certain footnotes. Except as set forth in Schedule 4.5 to the LCS Disclosure Schedule, since December 31, 1995, LCS has not suffered a Material Adverse Effect and LCS is not aware of any event or circumstance, or series of events and circumstances, which is reasonably likely to result in a Material Adverse Effect to LCS. The books and records of LCS have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.
As of December 31, 1995, except and to the extent (i) reflected, disclosed or provided for in the consolidated financial statements referred to above and (ii) of liabilities incurred since December 31, 1995 in the ordinary course of business and consistent with prudent banking practice, LCS does not have any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of LCS.

          4.6. Consents and Approvals.  Other than as set forth in
Schedule 4.6 to the LCS Disclosure Schedule and other than the receipt of approvals required by the Savings Bank Act, the Bank Merger Act, the Regulations, the BHCA and applicable federal securities and state laws, and the approval of the holders of LCS Common Stock as described in Section 7.1 hereof, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any public or governmental body or authority is necessary for the consummation by LCS of the transactions contemplated by the Agreement or to enable LCS to continue to conduct its business after the Effective Time in a manner which is consistent with that in which it is presently conducted, except where the failure to make such filing or obtain such permit, authorization, consent or approval will not in the aggregate have a Material Adverse Effect.

          4.7. Absence of Certain Changes. Since December 31, 1995, and except as otherwise permitted by this Agreement, LCS has not except as set forth in Schedule 4.7 to the LCS Disclosure Schedule:
(a) issued or sold any corporate debt securities as issuer thereof;
(b) granted any option for the purchase of its capital stock; (c) declared or set aside or paid any dividend or other distribution in respect of its capital stock; (d) incurred any material obligation or liability (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business in accordance with past practices; (e) mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and landlord liens) any of its material assets or properties except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (f) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in LCS' consolidated balance sheet as of December 31, 1995, and current liabilities incurred since the date thereof in the ordinary course of business in accordance with past practices; (g) sold, exchanged or otherwise disposed of any of its material capital assets other than in the ordinary course of business in accordance with past practices; (h) materially made or modified any wage or salary increase other than routine periodic increases in salary for employees in the ordinary course of business and in accordance with past practices or as required by law, entered into any employment contract with or other arrangement with respect to the employment of any officer or salaried employee or instituted any employee welfare, bonus, stock option, profit sharing, retirement or similar plan or arrangement; (i) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property or assets or waived any rights of value that are material in the aggregate, considering its business taken as a whole;
(j) except in the ordinary course of business in accordance with past practices, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights; (k) entered into any material transaction outside the ordinary course of its business in accordance with past practices, except as expressly contemplated by the Agreement; or (1) except in the ordinary course of business in accordance with past practices or as reflected in the LCS consolidated financial statements, sold or otherwise disposed of any of its material investment securities.

          4.8. Employee and Employee Benefits Matters.    (a)
Schedule 4.8(a) to the LCS Disclosure Schedule lists (i) each employee benefit plan within the meaning of ERISA Section 3(3) ("LCS Benefit Plans") which is maintained by LCS for the benefit of any current or former employee, officer, director, consultant or agent;
(ii) each plan, program or arrangement for the provision of medical, surgical, or hospital care or benefits, benefits in the event of sickness, accident, disability, death, unemployment, severance, vacation, apprenticeship, day care, scholarship, prepaid legal services or other benefits; and (iii) every other retirement or deferred compensation plan, bonus or incentive compensation plan or arrangement, severance or vacation pay arrangement, or other fringe benefit plan, program or arrangement through which LCS provides benefits for or on behalf of any current or former employee, officer, director, consultant or agent. LCS has delivered or made available to Jacksonville a true and correct copy of (a) each LCS Benefit Plan,
(b) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to each LCS Benefit Plan, if applicable, (c) each trust agreement and group annuity contract, if any, relating to such LCS Benefit Plan, (d) the most recent actuarial report or valuation relating to a LCS Benefit Plan subject to Title IV of ERISA and (e) all rulings and determination letters and any open requests for rulings or letters that pertain to any LCS Benefit Plan.

          (b) All of the plans, programs and arrangements described in this Section 4.8 or listed in Schedule 4.8(a) to the LCS Disclosure Schedule that are subject to ERISA and the Internal Revenue Code ("Code") are in material compliance with all applicable requirements of ERISA and the Code and all other applicable federal and state laws, including, without limitation, the reporting and disclosure requirements of Part I of Title I of ERISA. Each of the LCS Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code satisfies the applicable requirements of such provision and there exist no circumstances that would adversely affect the qualified status of any such Plan under that section, except with respect to any required retroactive amendment for which the remedial amendment period has not yet expired. All contributions required to be made under the terms of any LCS Benefit Plan have been timely made. Except as set forth in Schedule 4.8(b) to the LCS Disclosure Schedule, there is no pending or, to the knowledge of LCS, threatened litigation, claim, action, governmental proceeding or investigation against or relating to any LCS Benefit Plan which could give rise to any material liability, and there is no reasonable basis for any material litigations, claims, actions or proceedings against any such LCS Benefit Plan. No LCS Benefit Plan (or LCS Benefit Plan fiduciary) has engaged in a non-exempt "Prohibited Transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such Plan. There have been no acts or omissions by LCS that have given rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i) or 4071 of ERISA or Chapter 43 of the Code, or that may give rise to any material fines, penalties, taxes or related damages under such laws for which LCS may be liable. LCS has no knowledge of, or any reasonable basis to believe, that any material liability under Title IV of ERISA has been incurred by LCS, any former Affiliates of LCS or the LCS Benefit Plans since the effective date of ERISA that has not been satisfied in full, and that any condition exists that presents a material risk of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made or will be made when due. With respect to each of the LCS Benefit Plans which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan or Plans, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits and LCS is not aware of any facts or circumstances that would materially change the funded status of any such ERISA Plan. None of the LCS Benefit Plans is a "multi employer pension plan" as such term is defined in section 3(37) of ERISA. Except as listed on Schedule 4.8(a) of the LCS Disclosure Schedule, no employee of LCS will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any LCS Benefit Plan as a result of the transactions contemplated by this Agreement. Other than current or contingent liabilities previously disclosed on Schedule 4.8(a) of the LCS Disclosure Schedule, neither LCS nor any LCS Benefit Plan will have any material current or contingent liability with respect to any Plan. All group health plans of LCS, including any plans of current and former Affiliates of LCS that must be taken into account under
Section 4980B of the Code or Section 601 of ERISA or the requirements of any similar state law regarding insurance continuation, have been operated in material compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and
Section 601 of ERISA to the extent such requirements are applicable. All payments due from any LCS Benefit Plan (or from LCS with respect to any LCS Benefit Plan, in any case, not including the Management Stock Bonus Plan of LCS) have been made, and all amounts properly accrued to date as liabilities of LCS that have not yet been paid have been properly recorded on the books of LCS.

          4.9. Litigation. Except as set forth in Schedule 4.9 to the LCS Disclosure Schedule, no claims have been asserted and no relief has been sought against LCS in any pending litigation or governmental proceedings or otherwise which would be reasonably expected to result in damages or other relief which would be reasonably likely to have a Material Adverse Effect. To the knowledge of LCS, there are no circumstances, conditions, events or arrangements, contractual or otherwise, which may hereafter give rise to any proceedings, claims, actions or government investigations involving LCS which would reasonably be expected to result in damages or other relief which would be reasonably likely to have a Material Adverse Effect, nor are any such proceedings, claims, actions or government investigations threatened. Except as set forth in
Schedule 4.9 to the LCS Disclosure Schedule, LCS is not a party to any order, judgment or decree which would reasonably be expected to have a Material Adverse Effect, and LCS (a) is not the subject of any cease and desist order, or other formal or informal enforcement action by any regulatory authority and (b) has not made any commitment to or entered into any agreement with any regulatory authority that restricts or adversely affects its operations or financial condition.

          4.10. Tax Matters. LCS has timely filed (inclusive of applicable extension periods) with the appropriate governmental agencies all material federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports (including information returns and reports) that are required to be filed, and LCS is not materially delinquent in the payment of any taxes shown on such returns or reports or on any assessments for any such taxes received by LCS. There are included in the LCS Financial Statements adequate reserves for the payment of all accrued but unpaid material federal, state and local taxes of LCS, including interest and penalties, whether or not disputed for such fiscal years as reflected therein and all fiscal years prior thereto. LCS has not executed or filed with the Internal Revenue Service ("IRS") or any state tax authority any agreement extending the period for assessment and collection of any federal or state tax, and LCS is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes. There is no outstanding material assessment or claim for collection of taxes against LCS. Except as set forth in Schedule 4.10 to the LCS Disclosure Schedule, the federal income tax returns of LCS have been audited by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such audit which have not been resolved and paid in full or adequate reserves or accruals established in accordance with generally accepted accounting principles with respect thereto.

          LCS has not, during the past five (5) years, except as disclosed in Schedule 4.10 to the LCS Disclosure Schedule, received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency, with respect to any federal, state, county or local taxes. No federal or state tax return of LCS is currently the subject of any audit by the IRS or any other governmental agency. During the past five (5) years, no material deficiencies have been asserted in connection with the federal and state income tax returns of LCS, and LCS has no reason to believe that any material deficiency would be asserted relating thereto. Except as disclosed in Schedule 4.10 to the LCS Disclosure Schedule, LCS is not a party to any agreement providing for allocation or sharing of taxes. LCS has not ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the Code) filing consolidated returns, other than the affiliated group of which LCS is or LCS was the common parent.

          4.11. Information in the LCS Proxy Statement. The LCS Proxy Statement will not, either at the time it is mailed to the shareholders of LCS in connection with the LCS Shareholders' Meeting (as defined in Section 7.1 hereof) or at the time of the LCS Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that none of the representations and warranties in this
Section 4.11 shall apply to statements in or omissions from the LCS Proxy Statement made in reliance upon and in conformity with information about or furnished by or on behalf of Jacksonville for use in the LCS Proxy Statement.

          4.12.     Environmental Matters.  For purposes of this
Section 4.12, the following terms shall have the indicated meaning:

     "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment
(including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental
Response, Compensation and Liability Act, as amended, 42 U.S.C.
Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

     "Loan Portfolio Properties and Other Properties Owned" means those properties owned, leased or operated by LCS, including those properties serving as collateral for any loans made and retained by LCS or for which LCS serves in a trust relationship for the loans retained in portfolio.

          (a) Other than as set forth on Schedule 4.12(a) to the LCS Disclosure Schedule, to the knowledge of LCS, LCS is in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or prospects of LCS. Other than as set forth on
Schedule 4.12(a) to the LCS Disclosure Schedule, since December 31, 1991, LCS has not received any communication alleging that LCS is not in such compliance and, to the knowledge of LCS, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

          (b) Other than as set forth on Schedule 4.12(b) to the LCS Disclosure Schedule, to the knowledge of LCS, LCS has not been or is not in violation of or liable under any Environmental Law, except any such violations or liabilities which would not singly or in the aggregate have a material adverse effect on the business, operations, assets or financial condition of LCS.

          (c) Other than as set forth on Schedule 4.12(c) to the LCS Disclosure Schedule, to the knowledge of LCS, none of the Loan Portfolio Properties and Other Properties Owned by it has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of LCS.

          (d) Other than as set forth on Schedule 4.12(d) to the LCS Disclosure Schedule, to the knowledge of LCS, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by LCS under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which would not have or result in a material adverse effect on the business, operations, assets or financial condition of LCS.

          (e) Other than as set forth on Schedule 4.12(e) to the LCS Disclosure Schedule, to the knowledge of LCS, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against LCS or against any person or entity whose liability for any Environmental Claim LCS has or may have retained or assumed either contractually or by operation of law, except such which would not have a material adverse effect on the business, operations, assets, financial condition or prospects of LCS.

          (f)  LCS has set forth on Schedule 4.12(f) to the LCS
Disclosure Schedule, any environmental studies conducted by it during the past five years with respect to any properties owned by it as of the date hereof.

          4.13. Insurance. LCS has delivered to Jacksonville as part of Schedule 4.13 to the LCS Disclosure Schedule true, accurate and complete copies of all insurance policies and fidelity bonds of LCS. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. LCS has not been notified that its fidelity or insurance coverage will not be renewed by its carrier(s) on substantially the
same terms as its existing coverage.   All such policies (i) are
sufficient for compliance by LCS with all requirements of law and all agreements to which LCS is a party, and (ii) will not terminate or lapse prior to the Effective Time without similar policies being obtained that would continue until the Effective Time.

          4.14. Compliance with Laws and Orders. Except as set forth in Schedule 4.14 to the LCS Disclosure Schedule, LCS has not received notice of any violation or alleged material violation of, or, to the knowledge of LCS, is subject to any liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing material violations of, any law, statute or regulation. LCS is not in default under, and no event has occurred that, with the lapse of time or action by a third party or both, could result in a default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the failure to be in full compliance would reasonably be expected to result alone or in the aggregate in damages, which would be reasonably likely to have a Material Adverse Effect.

          4.15. Governmental Regulation. LCS holds all material licenses, certificates, permits, franchises and rights from all appropriate federal, state and other public authorities necessary for the conduct of its business; and, between the date hereof and the Closing Date, LCS will maintain all such licenses, certificates, permits, franchises and rights in effect. Except as set forth in
Schedule 4.15 to the LCS Disclosure Schedule, LCS is not a party or subject to any agreements, directives, orders or similar arrangements between or involving LCS and any state or federal savings institution regulatory authority. In connection with its most recent examination of Litchfield, neither the Commissioner nor the FDIC have informed Litchfield, whether by written communication or otherwise, to amend or change in any way its accounting methods, methods of operation or business practices, or to classify any loans not previously classified or to charge-off loans, or increase its allowance for loan losses or to take or discontinue any activity or action.

          4.16. Contracts and Commitments. Except as set forth in Schedule 4.16 to the LCS Disclosure Schedule, LCS is not a party to or bound by any (a) material lease or license with respect to any property, real or personal; (b) material contract or commitment for capital expenditures; (c) material contract or commitment for total expenses for the purchase of materials, supplies or for the performance of services by third parties for a period of more than 60 days from the date of this Agreement; (d) material contract or option for the purchase or sale of any real or personal property other than in the ordinary course of business; or (e) agreement, arrangement or understanding relating to the employment, election, retention in office or severance of any present or former director, officer or employee of LCS. To its knowledge, LCS has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could result in a default resulting in material damages or other material default under any outstanding mortgage, lease, contract, commitment or agreement to which LCS is a party or by which LCS is bound or under any provision of its articles of incorporation or bylaws. Each such outstanding material mortgage, lease, contract, commitment or agreement is a valid and legally binding obligation of LCS subject to (x) all applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors rights generally or the rights of creditors of savings associations the accounts of which are insured by the FDIC, and (y) the application of equitable principles if equitable remedies are sought.

          4.17. Agreements with Directors, Officers and Shareholders. Except as set forth in Schedule 4.17 to the LCS Disclosure Schedule, no director, executive officer, or holder of five percent (5.0%) or more of the outstanding capital stock of LCS nor any associate of any such person (a "LCS Principal") (a) is or has during the period subsequent to December 31, 1995, been a party (other than as a depositor) to any transaction with LCS, whether as a borrower or otherwise, that (i) was made other than in the ordinary course of business, (ii) was made on other than substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, or (iii) involves more than the normal risk of collectability or presents other unfavorable features; or (b) is a party to any material loan or loan commitment, whether written or oral.

          4.18. Accuracy of Information. The statements made by LCS in the Agreement and in any other written documents executed and/or delivered by or on behalf of LCS pursuant to the terms of the Agreement are true and correct in all material respects. The statements contained in such other documents or specifically referred to in the Agreement will be deemed to constitute representations and warranties of LCS under this Agreement to the same extent as if set forth herein in full.

          4.19. Supplement to LCS Disclosure Schedule. LCS will promptly supplement or amend the LCS Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the LCS Disclosure Schedule. No supplement or amendment to the LCS Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 8.2 hereof.

          4.20.     Title to Assets; Leases

          (a) Except for (i) liens and encumbrances specifically disclosed in any of the consolidated financial statements of LCS referred to in Section 4.5 hereof, (ii) landlords' or statutory liens or other liens incurred in the ordinary course of business and not securing indebtedness for borrowed money and not yet delinquent, and
(iii) liens and encumbrances which are not material in amount and do not materially impair the value of any property subject thereto or the use of such property for the purposes for which it is presently used or intended to be used, to the knowledge of LCS, LCS has good and marketable title, free and clear of all security interests, encumbrances, trust agreements, liens or other adverse claims, to all its assets and property, real and personal, reflected in the financial statements referred to in Section 4.5 hereof or acquired thereafter, which includes all property and assets used by LCS that are material to the conduct of its businesses, except for assets and property disposed of in the ordinary course of business after December 31, 1995.

          (b) LCS as lessee has the right under valid and subsisting leases to occupy, use, possess and control all property leased by it in all material respects as presently occupied, used, possessed and controlled by LCS and such leases will not terminate or lapse prior to the Effective Time or be affected in any material respect by consummation of the transactions contemplated hereby. Schedule 4.20(b) contains an accurate listing of each lease pursuant to which LCS acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same, as well as a listing of each material real property owned by LCS and used in the conduct of its business.

          (c) All real and personal property is available for inspection by Jacksonville and LCS disclaims any warranty of fitness for any particular purpose. All real and personal property of LCS is in an "AS IS" condition. LCS has furnished an Illinois Responsible Property Transfer Act Disclosure to Jacksonville disclosing any information about any real properties to the best of LCS' knowledge. However, LCS has made no independent investigation or assessments of the condition of the real properties in any manner whatsoever including but not limited to any of the representations as to the environmental condition of any assets under this Agreement.

          4.21.     Information Supplied for Inclusion in the
Jacksonville Proxy Statement.  Any information regarding LCS or
Litchfield supplied by LCS specifically for inclusion in the Jacksonville Proxy Statement (as defined in Section 7.4 hereof) will not contain an untrue statement or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          4.22. Fees. LCS has not, and to the knowledge of LCS, none of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finders fees, and no broker or finder has acted directly or indirectly for LCS, in connection with this Agreement or the transactions contemplated hereby, except for fees payable to RP Financial, LC for preparation of a fairness opinion discussed at Section 9.6 hereof.

          4.23. Business of LCS. Since December 31, 1995, LCS has conducted its business in the ordinary course. For purposes of the foregoing, LCS has not, since December 31, 1995, controlled expenses through the (i) elimination of employee benefits; (ii) deferral of routine maintenance of real property or leased premises; (iii) elimination of reserves where the liability related to such reserve has remained; (iv) reduction of capital improvements from previous levels; (v) failure to depreciate capital assets in accordance with past practices or to eliminate capital assets no longer used in LCS's business; (vi) capitalized loan production expenses other than in accordance with SFAS No. 91; or (vii) extraordinary reduction or deferral or ordinary or necessary expenses.


                             ARTICLE V.

                     COVENANTS OF JACKSONVILLE


          Jacksonville hereby agrees that from the date of this Agreement until the Effective Time:

          5.1. Affirmative Covenants.

          (a) Unless the prior written consent of LCS shall have been obtained (which shall not be unreasonably withheld), Jacksonville will maintain and will cause each of its Subsidiaries to maintain their corporate existence in good standing so as to be able to consummate the transactions contemplated by the Agreement.

          (b) As soon as reasonably practicable, Jacksonville will furnish Litchfield with copies of all of Jacksonville's periodic reports on Forms F-2, F-4 and F-3 and all proxy statements filed with the FDIC subsequent to the date hereof.

          5.2. Negative Covenants. Except as specifically contemplated by this Agreement, Jacksonville shall not do, or agree or commit to do, or permit any Jacksonville Subsidiary to do, without the prior written consent of LCS (which shall not be unreasonably withheld), any of the following:

          (a) willfully take action which would or is reasonably likely to (i) adversely affect the ability of either Jacksonville or LCS to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Jacksonville's ability to perform their covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Company Merger set forth in Articles IX and X not being satisfied; or

          (b) agree in writing or otherwise to do any of the foregoing.

          5.3. Breaches. Jacksonville shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to LCS and use its best efforts to prevent or promptly remedy the same.

          5.4. Employee Benefit Plans: Employment Arrangements

          (a) Jacksonville shall offer continued employment to full-time employees of LCS. Employees of LCS who continue employment with Jacksonville on or after the Effective Time (all such persons referred to herein as "Continuing Employees") shall be eligible to participate in such employee benefit plans as may be in effect generally for employees of Jacksonville from time to time (the "Jacksonville Benefit Plans"), if such Continuing Employee shall be eligible or selected for participation therein. Except as specifically set forth in this Section 5.4, Continuing Employees shall be entitled to participate in the Jacksonville Benefit Plans on the same basis as new employees of Jacksonville and with Continuing Employees being given credit for their prior years of service with LCS for purposes of determining eligibility and vesting under the Jacksonville Benefit Plans. Notwithstanding anything in this Section 5.4(a) to the contrary, except as set forth in Schedule 5.4(a) to the Jacksonville Disclosure Schedule participation by Continuing Employees in employee benefit plans of Jacksonville with respect to which eligibility and participation is at the discretion of the employer, such as non-qualified deferred compensation plans, stock option plans, stock bonus plans, restricted stock plans, and other such similar plans, (but not including employee benefit plans generally available to all full-time employees of Jacksonville) shall be discretionary with such employer.

          (b) With respect to Continuing Employees, there shall be no waiting period or preexisting condition exclusions applicable under the health benefits coverage to be provided following the Effective Time to such persons, but the benefits previously received by such persons will not count toward the maximum benefit coverages provided by Jacksonville.

          (c) Continuing Employees shall receive credit for their prior years of service with LCS in determining their vacation allowance under the vacation policy of Jacksonville.

          (d) At the request of Jacksonville, which shall be made within a reasonable period of time following the execution of this Agreement, LCS shall cause its 401(k) plan (the "Litchfield 401(k) Plan") to be terminated immediately prior to the Effective Time with the accounts of participants becoming fully-vested and with the participants receiving the right to roll-over their account balances to an individual retirement account and/or Jacksonville's 401(k) plan (the "Jacksonville 401(k) Plan").

          (e) With respect to the LCS ESOP, Jacksonville will cooperate with LCS to maximize the allocation of the Merger Consideration applicable to unallocated shares to the existing participants of the LCS ESOP in a manner consistent with ERISA, the Code and any other applicable legal requirements. In this regard, the ESOP may be terminated at or prior to the Effective Time and if terminated, LCS shall promptly apply to the Internal Revenue Service for a favorable determination letter on the LCS ESOP's termination. Any and all distributions from the ESOP after its termination shall be made consistent with the determination letter of termination issued by the Internal Revenue Service relating to the termination and the allocation of any excess amounts in the LCS ESOP suspense account after repayment of any outstanding ESOP loan.

          (f) The current Chief Executive Officer ("Executive") of LCS shall be offered a position as Vice President of Jacksonville, reporting directly to Jacksonville's President. Such position shall be considered a senior officer position. Jacksonville shall use its best efforts to enter into an employment agreement with the Executive, in consideration of the Executive foregoing her right to and payments under her existing employment agreement with LCS, said agreement providing for a three year term at an initial salary equal to the Executive's current salary. Jacksonville shall offer the Executive a deferred compensation agreement and the Executive shall be eligible for all benefits accorded to persons at the level of Vice President of Jacksonville.

          (g) LCS' assistant vice president, treasurer and secretary shall perform substantially the same function for Jacksonville as they are currently providing LCS. At least one of the individuals performing said functions shall be designated an officer of Jacksonville.

          5.5. Filing of Applications. Jacksonville shall use its best efforts promptly to prepare, submit, publish and file (a) an application to the FDIC under the Bank Merger Act; (b) a waiver request to the Board of Governors of the Federal Reserve ("FRB") under the BHCA, and (c) any other applications, notices or statements required to be filed in connection with the transactions contemplated hereby.

          5.6. Expenses. Jacksonville hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by LCS pursuant to Sections 11.1(c) (iii) or (iv) as a result of a willful breach by Jacksonville, Jacksonville shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable Expenses of LCS. For purposes of this Section 5.6, the "Expenses of LCS" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to LCS and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement and any losses incurred by LCS in the disposition of any assets of LCS as directed by Jacksonville pursuant to Section 7.11 of this Agreement.

          5.7. Supplement to Jacksonville Disclosure Schedule. Jacksonville will promptly supplement or amend the Jacksonville Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Jacksonville Disclosure Schedule. No supplement or amendment to the Jacksonville Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 9.1 hereof.

          5.8. Confidentiality. Jacksonville agrees to treat as strictly confidential and agrees not to divulge to any other person, natural or corporate (other than employees of, and attorneys and accountants for, such party) any proprietary financial statements, schedules, contracts, agreements, instruments, papers, customer and account lists, documents and other information relating to LCS by which it may come to know or which may come into its possession during the course of its due diligence investigation of LCS and, if the transactions contemplated hereby are not consummated for any reason, Jacksonville agrees promptly to return to LCS all written proprietary material furnished in connection with such investigation.


          5.9. Non-Assignability. Jacksonville hereby agrees that its rights under this Agreement may not be assigned, sold or otherwise transferred to any other party.


                            ARTICLE VI.

                          COVENANTS OF LCS

          LCS hereby agrees that from the date of this Agreement until the Effective Time:

          6.1. Affirmative Covenants. Unless the prior written consent of Jacksonville shall have been obtained (which shall not be unreasonably withheld) and except as otherwise contemplated herein, LCS will:

          (a) operate its business in the ordinary course in accordance with past business practices;

          (b) use its best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees (except that it shall have the right to terminate the employment of any officer or key employee in accordance with established employment procedures) and maintain its relationships with customers:

          (c) maintain its corporate existence in good standing and file all required LCS Reports (as defined in such Section 12.7(c) hereof);

          (d) use its best efforts to maintain and keep its properties in as good repair and condition as at present, except for ordinary wear and tear;

          (e) use its best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it and, in the event that LCS is unable to keep such insurance and bonds in full force and effect, to provide prompt notice of such failure to Jacksonville;

          (f) perform all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

          (g) use its best efforts to comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws and regulations; and

          (h)  as soon as reasonably practicable, furnish
Jacksonville copies of all of LCS' financial and regulatory reports subsequent to the date hereof.

          6.2. Negative Covenants. Except as specifically contemplated by this Agreement, from the date hereof until the Effective Time, LCS shall not do, without the prior written consent of Jacksonville (which shall not be unreasonably withheld), any of the following:

          (a) incur any material liabilities or material obligations (which in the aggregate shall not exceed $5,000), whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument or enter into or extend any material agreement or lease, except in the ordinary course of business consistent with prudent business practices or in connection with the transactions contemplated and permitted by the Agreement;

          (b) (i) grant any bonus or material increase in compensation to its directors or grant any bonus or any increase in compensation to its officers and employees either individually or as a class, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) that would increase its retirement benefit liabilities, (iii) adopt, enter into, amend or modify any LCS Benefit Plan, (iv) enter into any employment, severance or similar agreements or arrangements with any directors or officers.

          (c) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock.

          (d) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation, savings institution or bank, permit any other corporation, savings institution or bank to merge into it or consolidate with any other corporation or bank, in either case, unless the fiduciary duties of LCS' Board of Directors require it to do so, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any assets, or shares of any class of stock, of any corporation, savings institution, bank or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practices; or (v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

          (e) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of its capital stock of any class (including shares held in treasury), any debt instrument having a right to vote or any securities convertible into, or any rights, to acquire, any such shares, voting debt or convertible securities;

          (f) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes a Different Proposal, take any action in furtherance of such inquiries or to obtain a Different Proposal, or negotiate with any person in, or agree to or endorse any Different Proposal, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, accountant or other representative retained by it to take any such action. "Different Proposal" means a bona fide proposal to acquire the entire equity interest in LCS or substantially all of the assets of LCS, which is expressly conditioned upon the termination of this Agreement and is made by a third party;

          (g) propose or adopt any amendments to its articles of incorporation or bylaws, except such amendments as may be required to consummate the transactions contemplated by this Agreement;

          (h) enter into an agreement in principle with respect to any acquisition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (i) except in its fiduciary capacity, purchase any shares of capital stock of Jacksonville;

          (j) change any of its methods of accounting in effect at December 31, 1995, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1995, except as may be required by law or generally accepted accounting principles;

          (k) willfully take action which would or is reasonably likely to (i) adversely affect the ability of Jacksonville or LCS to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect LCS' ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth in Articles VIII and X not being satisfied;

          (l) change in any material respect the lending, investment, deposit, asset and liability management and other material policies concerning the business of LCS, unless required by law or regulation or, with respect to lending or depository activities, unless such change is made in response to market conditions;

          (m) file any applications or make any contract with respect to branching by LCS (whether de novo or by purchase, sale or relocation);

          (n) form any new subsidiary or enter into or invest in any partnership, joint venture or other business enterprise;

          (o)  purchase any debt securities or derivative securities;

          (p) purchase any equity securities other than Federal Home Loan Bank stock;

          (q) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

          (r) sell or otherwise dispose of any loan, mortgage-backed security or investment security except in the ordinary course of business consistent with prudent banking practices and policies;

          (s) modify or restructure the terms of any loans except in the ordinary course of business consistent with prudent banking practices;

          (t) make any capital expenditures in excess of $5,000 individually or $15,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (u) change its method of accounting in effect prior to the Effective Time, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1995, except as required by changes in laws or regulations;

          (v) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity; or

          (w) grant or agree to pay any bonus, severance or termination payment to, or enter into or amend any employment agreement, severance agreement and/or supplemental executive agreement with any of its directors, officers or employees except as may be required pursuant to legally binding commitments existing on the date hereof and set forth on LCS Disclosure Schedule 4.8.

          (x) enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any annual additions to (a) LCS' employee stock ownership plan ("LCS ESOP") in excess of those amounts permitted pursuant to Sections 404 and 415 of the Code; (b) any other defined contribution or defined benefit plan not in the ordinary course of business and consistent with past practices and policies.

          (y ) agree in writing or otherwise to do any of the foregoing.

          6.3. Report to Jacksonville. LCS will use its best efforts to keep Jacksonville fully informed concerning all trends and developments of which it becomes aware that may have a material effect upon the business, any properties or condition (either financial or otherwise) of LCS.

          6.4. Breaches. LCS shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Jacksonville and use its best efforts to prevent or promptly remedy the same.

          6.5. Supplement to Disclosure Schedule. LCS will promptly supplement or amend the LCS Disclosure Schedule with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the LCS Disclosure Schedule. No supplement or amendment to the LCS Disclosure Schedule will have any effect for the purpose of determining satisfaction of the condition set forth in Section 8.2 hereof.

          6.6. Expenses. LCS hereby agrees that if this Agreement or the transactions contemplated hereby are terminated pursuant to Sections 11.1 (b)(iii) or 11.1 (b)(iv) as a result of a willful breach by LCS, LCS shall promptly (and in any event within ten (10) business days after such termination) pay all Expenses of Jacksonville. "Expenses of Jacksonville" as used in this Section 6.6 shall include all reasonable in amount and reasonably incurred out-of-pocket expenses of Jacksonville (including all fees and expenses of counsel, accountants, experts and consultants to Jacksonville and its Affiliates) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

          6.7. Consents and Approvals. LCS shall use its best efforts to assist Jacksonville in obtaining the consents and approvals referenced in Section 8.5 hereof.

          6.8. Dissenters' Rights. Any holder of LCS Common Stock otherwise entitled to receive the Purchase Price for each of his or her shares shall be entitled to demand payment of the fair cash value of such shares as specified in Section 262 of the Delaware General Corporation Law ("DGCL") if the holder follows the procedures specified therein. These shares shall hereafter be specified as "Dissenting Shares." Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into cash as provided in Section 2.2 hereof; provided, however, that shares of LCS Common Stock held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of Section 262 of the DGCL, or otherwise fails to establish the right of such shareholder to be paid the fair cash value of such shareholder's shares under Section 262 of the DGCL shall be deemed to be converted into cash pursuant to the terms and conditions specified herein. LCS shall give Jacksonville prompt notice of any written demands for appraisal of any shares of LCS Common Stock, attempted withdrawals of any such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by LCS relating to shareholders' rights of appraisal. LCS shall not, except with the prior written consent of Jacksonville, voluntarily make any payment with respect to any demands for appraisals of any shares of LCS Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.


                            ARTICLE VII.

                       ADDITIONAL AGREEMENTS

          7.1. LCS Shareholders' Meeting. LCS shall, as soon as is reasonably practicable, call and hold a meeting of its shareholders (the "LCS Shareholders' Meeting") to submit for shareholder approval this Agreement. The Board of Directors of LCS will recommend that holders of LCS Common Stock vote in favor of and approve this Agreement at the LCS Shareholders' Meeting.

          7.2. Proxy Statement for LCS Shareholders' Meeting. For the purposes of holding the LCS Shareholders' Meeting, LCS shall prepare an appropriate proxy statement satisfying all applicable requirements under state and federal law and regulations thereunder (said proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "LCS Proxy Statement").

          7.3. Jacksonville Shareholders' Meeting. Jacksonville shall, if necessary, call and hold a meeting of its shareholders (the "Jacksonville Shareholders Meeting") to submit for shareholder approval this Agreement. The Board of Directors of Jacksonville will recommend that holders of its common stock vote in favor of and approve this Agreement. In the event that Jacksonville does not need to hold a stockholders meeting it may provide its stockholders with an information statement setting forth the terms of this Agreement.

          7.4. Proxy Statement for Jacksonville Shareholders' Meeting. For the purposes of holding the Jacksonville Shareholders Meeting, Jacksonville shall prepare an appropriate proxy statement satisfying all applicable requirements under federal and state law and regulation.

          7.5. Cooperation: Regulatory Approvals. The parties shall cooperate, and shall cause each of their affiliates and subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, waivers and other documents and materials as any of them may reasonably deem necessary or desirable to the Commissioner, the FRB, the FDIC, the Securities and Exchange Commission, the Department of Justice ("DOJ"), other regulatory authorities, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by the Agreement. Each party will have the right prior to filing to review and comment on such applications, petitions and other documents and materials and shall furnish to the other copies thereof promptly after filing or submission thereof. At the date hereof, none of the parties is aware of any reason that the regulatory approvals required to be obtained by it would not be obtained. The obligation to take action as provided in this Section 7.5 shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order or approval of, or any exemption by, any party that are unduly burdensome as reasonably determined by the Boards of Directors of Jacksonville or LCS. In the event of a restraining order or injunction which prevents the Closing by reason of the operation of Section 10.2, each of the parties hereto shall use its respective best efforts to cause such order or injunction to be lifted and the Closing to be consummated as soon as reasonably practicable.

          7.6. Reports. Prior to the Effective Time, LCS shall prepare and file as and when required all LCS Reports. LCS shall prepare such LCS Reports so that (a) they comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) with respect to any LCS Reports containing financial information of the type included in the LCS consolidated financial statements, the financial information (i) is prepared in accordance with generally accepted accounting principles and practices as utilized in the LCS consolidated financial statements applied on a consistent basis, (ii) presents fairly the consolidated financial condition of LCS at the dates, and the results of operations and cash flows for the periods, stated therein and (iii) in the case of interim fiscal periods, reflects all adjustments, consisting only of normal recurring items, subject to year-end audit adjustments. All LCS Reports shall be provided to Jacksonville promptly following the filing of such reports with the respective regulatory authority.

          7.7. Brokers or Finders. Each of Jacksonville and LCS represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than LCS' engagement of RP Financial, LC.

          7.8. Additional Agreements: Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement, subject to the appropriate vote of (i) the shareholders of LCS described in Section 7.1, and (ii) the shareholders of Jacksonville described in Section 7.3 including cooperating fully with the other party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Jacksonville with full title to all properties, assets, rights, approvals, immunities and franchises of LCS, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          7.9. Release of Information. LCS and Jacksonville agree that prior to making any public announcement with respect to the transactions contemplated by this Agreement, each party will consult with the other and will use its best efforts either to agree upon the text of the proposed joint announcement to be made by both parties or to obtain the other's approval (which approval shall not be unreasonably withheld) of the text of an announcement to be made solely on behalf of such party. In the event that the parties do not ultimately agree on the text of any proposed public announcement, no such disclosure shall be made unless the party seeking to make an announcement is advised by counsel that its failure to do so would be reasonably likely to constitute a violation of law.

          7.10.     Access to Properties and Records;
Confidentiality. (a) LCS shall permit Jacksonville and its representatives reasonable access to its properties, and shall disclose and make available to them all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of LCS, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which LCS may have a reasonable interest. LCS shall make its officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Jacksonville and its representatives.

          (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for three years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information;
(y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

          7.11. Certain Policies. At the request of Jacksonville, Litchfield shall, no earlier than five business days prior to the Effective Time, (i) establish and take such reserves and accruals as Jacksonville shall reasonably request to conform, on a mutually satisfactory basis, Litchfield's loan, real estate, accrual and reserve policies to Jacksonville's policies and (ii) establish and take such accruals, reserves and charges in order to implement such policies in respect of severance costs, write-off or write-down of various assets and other appropriate accounting adjustments, and to recognize for financial accounting purposes such expenses incurred in connection with the Merger, provided, however, that Litchfield shall not be obligated to take any such action pursuant to this
Section 7.11 unless and until (x) Jacksonville specifies its request in a writing delivered to LCS, and acknowledges that all conditions to the obligations of Jacksonville to consummate the Merger set forth in Articles VIII and X have been waived (if available) or satisfied and (y) LCS acknowledges that the conditions to its obligation to consummate the Company Merger set forth in Articles IX and X have been waived (if available) or satisfied. LCS shall not be required to take any such action that is not consistent with generally accepted accounting principles, as determined by LCS' independent auditors, or any requirement applicable to LCS or Litchfield by any bank holding company, or bank regulatory agency. The representations, warranties and covenants of LCS contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any action undertaken on account of Section 7.11 and shall not constitute grounds for termination of the Agreement by Jacksonville.


                           ARTICLE VIII.

           CONDITIONS TO THE OBLIGATIONS OF JACKSONVILLE

          The obligations of Jacksonville under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by Jacksonville of the following conditions:

          8.1. No Material Adverse Effect.  Except as disclosed in
Schedule 4.5 to the LCS Disclosure Schedule and except for general changes in market interest rates, and the transactions contemplated thereby, costs and expenses relating to this Agreement and the transactions contemplated hereby, there shall not have been any Material Adverse Effect, or discovery of a condition or the occurrence of any event that has or is likely to result in a Material Adverse Effect on LCS from December 31, 1995 to the Closing Date; provided, however, that there shall not have occurred a Material Adverse Effect for purposes of this Section 8.1 if such action that would have given rise to a Material Adverse Effect was taken by LCS at the request of Jacksonville pursuant to Section 7.11 of this Agreement. Any regulatory changes affecting LCS or Jacksonville including all BIF/SAIF premium changes and assessments, shall not be deemed a Material Adverse Effect.

          8.2. Representations and Warranties. Each of the representations and warranties by LCS contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations and warranties were made on and as of said date. Any information provided by LCS pursuant to
Section 6.5 hereof as a supplement to the LCS Schedule shall be true and correct in all material respects as of the date such information is supplied to Jacksonville.

          8.3. Performance and Compliance. LCS shall have performed or complied in all material respects with all covenants and agreements required by the Agreements to be performed and satisfied by it on or prior to the Closing Date.

          8.4. No Proceeding or Litigation. On the Closing Date, no suit, action or proceeding shall be pending or overtly threatened, and no liability or claim shall have been asserted against LCS involving any of the assets, properties, business or operations of LCS that would reasonably be expected to have a Material Adverse Effect.

          8.5. Consents Under Agreements. Jacksonville shall have received the consent or approval of each person whose consent or approval shall be required in order to permit consummation of the Merger under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument to which LCS is a party or to which its respective property is subject, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on LCS on a consolidated basis, whether prior to (if applicable) or following the consummation of the transactions contemplated hereby.

          8.6. No Amendments to Resolutions. Neither the Board of Directors of LCS nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by such Board of Directors with respect to the Agreement or shall have adopted any other resolutions in connection with the Agreement and the transactions contemplated hereby which are inconsistent with such resolutions, except resolutions adopted consistent with the express rights of LCS under the Agreement.

          8.7. Certificate of LCS Officers. LCS shall have furnished Jacksonville a certificate, signed by its Chief Executive Officer and its Chief Financial Officer, dated the Closing Date, to the effect, based on his knowledge, that the conditions described in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6 and 8.8 of this Agreement have been fully satisfied.

          8.8. Corporate Proceedings. All action required to be taken by, or on the part of Litchfield to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by LCS.

          8.9. Legal Opinion. Jacksonville shall have received an opinion, dated the Closing Date from Kemp, Grzelakowski and Lorenzini, Ltd., counsel to LCS, substantially in the form attached hereto as Exhibit D.


                            ARTICLE IX.

                CONDITIONS TO THE OBLIGATIONS OF LCS

          The obligations of LCS under this Agreement to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction or written waiver by LCS of the following conditions:

          9.1. Representations and Warranties. Each of the representations and warranties of Jacksonville contained in this Agreement shall be true and correct in all material respects (or where any statement in a representation or warranty expressly contains a standard of materiality, such statement shall be true and correct in all respects taking into consideration the standard of materiality contained therein) at, or as of, the date of this Agreement and (except to the extent such representation speaks as of an earlier date) and as of any date subsequent, until and including the Closing Date (except as otherwise contemplated or permitted by this Agreement) as though such representations were made on and as of said date. Any information provided by Jacksonville pursuant to
Section 5.7 hereof as a supplement to the Jacksonville Disclosure Schedule shall be true and correct in all material respects as of the date such information is supplied to LCS.

          9.2. Performance and Compliance. Jacksonville shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed and satisfied by it on or prior to the Closing Date.

          9.3. Corporate Proceedings. All action required to be taken by, or on the part of Jacksonville to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been duly and validly taken by Jacksonville.

          9.4. Certificate of Jacksonville Officers. Jacksonville shall have furnished to LCS a certificate, signed by its Chief Executive Officer and its Chief Financial Officer and dated the Closing Date, to the effect, based on their best knowledge, that the conditions described in Sections 9.1, 9.2 and 9.3 of this Agreement have been satisfied.

          9.5. Legal Opinion. LCS shall have received the opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. in substantially the form attached hereto as Exhibit E.

          9.6. Fairness Opinion. LCS shall have received from RP Financial LC, an opinion dated as of the immediately prior to the date of the Proxy Statement, and a supplemental opinion dated as of the Closing Date, to the Effect that the Purchase Price is fair from a financial point of view to shareholders of LCS.
                             ARTICLE X

            CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

          In addition to the provisions of Articles VIII and IX hereof, the obligations of Jacksonville and LCS to cause the transactions contemplated herein to be consummated, shall be subject to the satisfaction or written waiver by Jacksonville and LCS of the following conditions:

          10.1. Governmental Approvals. The parties hereto shall have received all necessary approvals or waivers of the transactions contemplated by the Agreement from governmental agencies and authorities, including, without limitation, those of the Commissioner, the FRB, the FDIC and, if necessary, the DOJ, and each of such approvals shall remain in full force and effect and all statutory waiting periods in connection therewith shall have expired at the Closing Date and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority nor by any other third party by formal proceeding. Provided, however, that no approval or consent referred to in this Section 10.1 shall be deemed to have been received by Jacksonville if it shall include any term, condition or requirement that, individually or in the aggregate, (i) would result in a Material Adverse Effect on the results, business, operations, assets, or financial condition of Jacksonville on a consolidated basis, or (ii) would reduce the economic or business benefits of the transactions contemplated by this Agreement to Jacksonville in so material a manner that Jacksonville, in its reasonable judgment, would not have entered into this Agreement. Jacksonville shall notify LCS in writing of its intention to terminate this Agreement pursuant to Section 11.1(b) hereof as a result of the receipt by Jacksonville of any such term, condition or requirement within five business days of the written receipt of such term, condition or requirement, or the condition set forth in the second sentence of this Section 10.1 shall be deemed waived by Jacksonville.

          10.2. No Injunctions or Restraints. No suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is sought to restrain or prohibit the consummation of the Company Merger or Merger and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Company Merger or Merger shall be in effect.

          10.3. LCS and Jacksonville Shareholder Approval. This Agreement shall have been duly approved by the requisite affirmative vote of the shareholders of LCS and Jacksonville as contemplated by
Section 7.1 and Section 7.3 hereof.

          10.4 Corporate Proceedings. The obligations of the parties to this Agreement required to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects. All action required to be taken by, or on the part of, the parties to this Agreement to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, shall have been duly and validly taken by the parties hereto.


                            ARTICLE XI.

                            TERMINATION


          11.1. Reasons for Termination. This Agreement may be terminated and the Company Merger abandoned at any time before the Closing Date, whether before or after the approval or adoption of the Agreement by the shareholders of LCS and Jacksonville.

          (a) By mutual written consent of the Board of Directors of Jacksonville and the Board of Directors of LCS;

          (b)  By written notice from Jacksonville to LCS if:

               (i) any condition set forth in Article VIII of this Agreement shall have become impossible to substantially satisfy at any time or prior to or at the Closing has not been substantially satisfied or waived in writing prior to the Closing; or

               (ii) any condition set forth in Article X of this Agreement shall have become impossible to substantially satisfy at any time or prior to or at the Closing has not been substantially satisfied or waived in writing, provided, however, Jacksonville shall not have the right to terminate this Agreement pursuant to this
Section 11.1(b)(ii) if any condition imposed by Section 10.1 hereof was not met due to the failure of Jacksonville to perform or observe the covenants and agreements set forth in this Agreement; or

               (iii) any warranty or representation as set forth in Article IV hereof made by LCS shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty
(30) days following receipt by LCS of written notice of such discovery;

               (iv) LCS shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by LCS of written notice of such breach; or

               (v)  the LCS Disclosure Schedule prepared in
accordance with Article IV of this Agreement, and which is received by Jacksonville subsequent to the date of this Agreement, discloses information which, either individually or in the aggregate, would have a Material Adverse Effect on LCS as determined by Jacksonville in its sole discretion; provided that Jacksonville exercises its right to terminate this Agreement within ten days after receipt of such Disclosure Schedule.

          (c) By written notice from LCS to Jacksonville, which has been approved by the Board of Directors of LCS, if

               (i) any condition set forth in Article IX of this Agreement has not been substantially satisfied or waived in writing; or

               (ii) any condition set forth in Article X of this Agreement has not been substantially satisfied or waived in writing; provided, however, LCS shall not have the right to terminate this Agreement pursuant to this Section 11.1(c)(ii) if any condition imposed by Section 10.1 hereof was not met due to the failure of LCS to perform or observe the covenants and agreements set forth in this Agreement; or

               (iii) any warranty or representation as set forth in Article III hereof made by Jacksonville shall be discovered to be or to have become untrue or incorrect in any material respect, or where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be discovered to be or to have become untrue or incorrect in any respect taking into consideration the standard of materiality contained therein, in either case where any such breach has not been cured within thirty (30) days following receipt by Jacksonville of written notice of such discovery; or

               (iv) Jacksonville shall have breached one or more provisions of the Agreement in any material respect considering all such breaches in the aggregate, where such breach has not been cured within thirty (30) days following receipt by Jacksonville of written notice of such breach.

          (d) By the Board of Directors of Jacksonville or LCS at any time after the LCS Shareholders' Meeting or Jacksonville
Shareholders Meeting as contemplated in Section 7.1 and Section 7.3, respectively, if the shareholders of LCS or Jacksonville have not approved this Agreement by the requisite affirmative vote.

          (e) By the Board of Directors of Jacksonville or LCS if the Company Merger has not been consummated on or before June 30, 1997.

          11.2.     Effect of Termination.  In the event of
termination of this Agreement by either LCS or Jacksonville as provided in Section 11.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Jacksonville or LCS or their respective officers or directors except with respect to Sections 5.6, 5.8, 6.6, 7.9 and 12.2 hereof.


                            ARTICLE XII.

                           MISCELLANEOUS


          12.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the covenants and agreements which by their terms are contemplated to be performed after the Effective Time.

          12.2. Expenses. (a) Except as otherwise provided herein, all expenses incurred by Jacksonville and LCS in connection with or related to the authorization, preparation and execution of the Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated thereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its Affiliates, shall be borne solely and entirely by the party that has incurred the same.

          (b) LCS also hereby agrees to pay Jacksonville and Jacksonville shall be entitled to payment of, a fee (the "Fee") equal to $200,000, upon the occurrence of any of the following events on or before June 30, 1997: (i) if LCS' Board recommends a Proposal other than this Agreement; or (ii) if LCS' Board withdraws, or modifies its recommendation of approval of this Agreement, after a Different Proposal is made; or (iii) if LCS' shareholders do not approve the Agreement after a Different Proposal is made; or (iv) if LCS enters into an agreement to be acquired by any other party. Such payment shall be made to Jacksonville in immediately available funds within five business days after the occurrence of an event set forth above .

          (c) Jacksonville hereby agrees to pay LCS, and LCS shall be entitled to payment of a fee equal to $200,000, upon the occurrence of any of the following events on or before June 30, 1997:
(i) if Jacksonville's Board does not recommend that stockholders approve the Agreement, (ii) if Jacksonville enters into an agreement with another party and as a result refuses to consummate the transactions set forth herein.

          (d) Jacksonville agrees that as of the Closing Date, it shall assume and pay the unpaid reasonable expenses of LCS accrued in connection with the Company Merger. In addition, at the Closing Date, Jacksonville shall continue to provide and maintain directors and officers of LCS with liability coverage under the Jacksonville Directors' and Officers' liability policy and to pay any deductible required to be paid under the Jacksonville D&O liability policy.

          12.3. Waivers: Amendments. At any time prior to the Closing Date, Jacksonville, by action taken by its Board of Directors, or any committee or officers thereunto authorized, or LCS, by action taken by its Board of Directors, or any committee or officers thereunto authorized, may waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in the Agreement or agree to the amendment or modification of the Agreement by an agreement in writing executed in the same manner as the Agreement; provided, however, that after the favorable vote by the shareholders of LCS pursuant to Section 7.1 of this Agreement any such action shall be taken only if, in the opinion of LCS' or Jacksonville's Board of Directors, such waiver, amendment or modification will not have a Material Adverse Effect on the benefits intended under the Agreement for the shareholders of LCS or Jacksonville and will not require resolicitation of any proxies from such shareholders.

          12.4. Assignment: Parties in Interest. The Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise. Nothing in the Agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of the Agreement.

          12.5. Entire Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by LCS or Jacksonville or by any officer or officers of such parties relating to the acquisition of the business or the capital stock of LCS by Jacksonville. The aforementioned agreements constitute the entire agreement by the respective parties, and there are no agreements or commitments except as set forth herein and therein.

          12.6. Captions and Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

          12.7.     Certain Definitions.  For purposes of this
Agreement, the term:

          (a) "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

          (b) "Material Adverse Effect" shall mean any material adverse change in or material adverse effect on the business, operations, assets, or financial condition of the parties to this Agreement.

          (c) "LCS Reports" shall mean all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were and are required to be filed with the Commissioner, the SEC, the FDIC, and any other applicable state securities or savings institution authorities.

          (d) "to the knowledge of Jacksonville" or "to the best knowledge of Jacksonville" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of Jacksonville.

          (e) "to the knowledge of LCS" or "to the best knowledge of LCS" shall mean the actual knowledge of any member of the Board of Directors or of any senior officer of LCS.

          12.8. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of the Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of the Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          12.9. Governing Law. The Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois, except to the effect that Federal Law applies or the laws of the State of Delaware to the extent that the rights of dissenting stockholders of LCS are asserted, without regard to the conflicts of laws rules.

          12.10. Notices. All notices given hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, or sent by facsimile transmission or by nationally recognized overnight delivery service, addressed as follows:

          (a)  If to Jacksonville, to:

               Jacksonville Savings Bank
               1211 West Morton
               Jacksonville, Illinois  62650
               Attention:  Andrew F. Applebee, Chairman
                 of the Board and Chief Executive Officer

               Facsimile No. (217) 245-2010

               With A Copy To:

               Luse Lehman Gorman Pomerenk & Schick, P.C.
               5335 Wisconsin Avenue, N.W.
               Suite 400
               Washington, D.C.  20015
               Attention:  Alan Schick, Esq.

               Facsimile No. (202) 362-2902

          (b)  If to LCS to:

               LCS Bancorp, Inc.
               501 North State Street
               Litchfield, Illinois
               Attention:  Carol Radtke, President and
                 Chief Executive Officer

               Facsimile No. (217) 324-2582

               with a copy to:

               Kemp, Grzelakowski & Lorenzini, Ltd.
               1900 Spring Road
               Suite 500
               Oak Brook, Illinois 60521-1495

               Attention: James J. Kemp, Esq.
               Facsimile No. (630) 571-7755

PAGE

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



ATTEST:                         JACKSONVILLE SAVINGS BANK



By: /s/ Roger McKinney,         By: /s/ Andrew F. Applebee
    Roger McKinney, Secretary      Andrew F. Applebee, Chairman of
                                     the Board and Chief Executive
                                     Officer


ATTEST:                         LCS BANCORP, INC.



By: /s/ Rhonda Reener           By: /s/ Carol Radtke
    Rhonda Reener, Secretary        Carol Radtke, President and
                                     Chief Executive Officer


ATTEST:                         LITCHFIELD COMMUNITY SAVINGS, S.B.


By: /s/ Sandra Keith            By: /s/ Carol Ratke
    Sandra Keith, Secretary         Carol Radtke, President and
                                     Chief Executive Officer

                                                          EXHIBIT A

                    AGREEMENT OF COMPANY MERGER

  AGREEMENT OF COMPANY MERGER, dated as of _, 1996, by and among Jacksonville Savings Bank ("Jacksonville"), an Illinois-chartered savings bank, Jacksonville Acquisition Corp. ("Interim"), an Illinois corporation formed by Jacksonville solely to facilitate the transactions contemplated by the Reorganization Agreement, defined below, and LCS Bancorp, Inc. ("Company"), a Delaware corporation. Interim and the Company are hereinafter sometimes collectively referred to as the "Merging Corporations".

  This Agreement of Company Merger is being entered into pursuant to an Agreement and Plan of Merger, dated as of August 13, 1996 (the "Merger Agreement") by and among Jacksonville and the Company and Litchfield Community Savings, S.B., the Company's wholly owned subsidiary.

  In consideration of the premises, and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

                            ARTICLE I
                           DEFINITIONS

  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

  1.1 "Effective Time" shall mean the date at which the Merger contemplated by this Agreement of Merger becomes effective as provided in Section 2.2 hereof.

  1.2 "Interim Common Stock" shall mean the common stock, par value $.01 per share, of Interim owned by Jacksonville.

  1.3 "Company Common Stock" shall mean the common stock par value $.01 per share, of the Company.

  1.4 The "Merger" shall refer to the merger of Interim with and into the Company as provided in Section 2.1 of this Agreement of Company Merger.

  1.5 "Stockholder Meeting" shall mean the meeting of the stockholders of the Company held pursuant to Section 7.1, and the meeting of stockholders of Jacksonville held pursuant to Section 7.3 of the Merger Agreement, respectively.

  1.6 "Surviving Corporation" shall refer to the Company as the surviving corporation of the Merger.

                            ARTICLE II
                       TERMS OF THE MERGER

  2.1 The Merger. Subject to the terms and conditions set forth in the Merger Agreement, on the Effective Time, Interim shall be merged with and into the Company pursuant and subject to Section 251 of the General Corporation Law of the State of Delaware ( "DGCL"). The Company shall be the Surviving Corporation of the Merger and shall continue to be governed by the laws of the State of Delaware. On the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of the Merging Corporations and thereupon and thereafter, all the property, rights, powers, and franchises of a public as well as a private nature of each of the Merging Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, right, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of the Merging Corporations in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Corporations is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Corporations if the Merger had not occurred.

  2.2 Effective Time. The Merger shall become effective on the date and at the time that a Certificate of Merger pursuant to Section 251 of the DGCL is executed and filed with the Secretary of State of the State of Delaware pursuant to Section 103 of the DGCL, unless a later date and time is specified as the Effective Time in the Certificate of Merger.

  2.3 Name of the Surviving Corporation. The name of the Surviving Corporation shall be "LCS Bancorp, Inc."

  2.4     Certificate of Incorporation. The Certificate of
Incorporation of the Company as in effect on the Effective Time, shall continue in full force and effect following the Effective Time as the Certificate of Incorporation of the Surviving Corporation.

  2.5 Bylaws. The Bylaws of the Company, as in effect on the Effective Time, shall continue in full force and effect as the Bylaws of the Surviving Corporation until amended in accordance with applicable law.
  2.6 Directors and Officers of the Surviving Corporation. The directors and officers of Interim shall become the directors and officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until changed in accordance therewith.

                           ARTICLE III
                       CONVERSION OF SHARES

  3.1     Conversion of The Company Common Stock and Options to
Purchase Common Stock.

  (a) At the Effective Time, each share of Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $17.75 in cash (such amount hereinafter referred to as the "Purchase Price").

  (b) At or immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock issued pursuant to the Company's Stock Option Plans shall be canceled, and each holder of any such option, whether or not then vested or exercisable, shall be entitled to receive from Jacksonville at the Effective Time for each option an amount determined by multiplying (i) the excess, if any, of the Purchase Price over the applicable exercise price per share of such option by (ii) the number of shares of Company Common Stock subject to such option.

  3.2     Exchange of Shares.

  (a) Immediately following the Effective Time and the consummation of the transaction provided for in the Plan of Complete Liquidation and Dissolution included as Exhibit C to the Merger Agreement, Jacksonville shall make available in its role as exchange agent ("Exchange Agent") cash in an amount equal to the aggregate Purchase Price.

  (b) As soon as practicable after the Effective Time, the Exchange Agent will send to each holder of record of a certificate or certificates (other than holders of Dissenting Shares) which, immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Certificates"), a letter of transmittal for use in exchanging such Certificates for the Purchase Price. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to promptly receive in exchange therefor the Purchase Price as provided in Section 3.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any holder of Company Common Stock the Purchase Price to which such holder of Company Common Stock would otherwise be entitled until such holder surrenders the Certificate for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be required in each case by the Surviving Corporation. Neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Except as required by law, no interest shall be payable with respect to the Purchase Price payable for the outstanding shares of Company Common Stock

  (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer to the Company, they shall be canceled and exchanged for the Purchase Price provided for in Section 3.1 hereof.

  (d) If payment of the Purchase Price pursuant to Section 3.1 hereof for shares of Company Common Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificate surrendered or required for any other reason or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

  3.3 Dissenting Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger Agreement and this Agreement of Company Merger and who has properly perfected his dissenters' rights of appraisal by satisfying all of the applicable requirements of Section 262 of the DGCL, is referred to herein as a "Dissenting Share." Dissenting Shares owned by each holder thereof who has not exchanged his Certificates for the Purchase Price or otherwise has not effectively withdrawn or lost his dissenter's rights, shall not be converted into or represent the right to receive the Purchase Price pursuant to Section 3.1 hereof and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the DGCL. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the DGCL, provided such holder complies with the procedures contemplated by and set forth in the applicable provisions of the DGCL. If any holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost his dissenter's rights under the applicable provisions of the DGCL, such Dissenting Shares shall be converted into the right to receive the Purchase Price at the Effective Time in accordance with the provisions of Section 3.1 hereof. Jacksonville agrees to make, or cause to he made, payment in cash for any Dissenting Shares.

  3.4     Interim Common Stock.   Each share of Interim Common Stock
which is issued and outstanding immediately prior to the Effective Time shall be converted automatically and without any action on the part of the holder thereof into an issued and outstanding share of Common Stock of the Surviving Corporation.


                            ARTICLE IV
                          MISCELLANEOUS

  4.1 Conditions Precedent. The respective obligations of each party under this Plan of Company Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Articles V and VI of the Merger Agreement.

  4.2     Stockholder Approval. By executing this Agreement of
Company Merger, Jacksonville shall be deemed to have approved this Agreement of Company Merger in its capacity as sole stockholder of Interim.

  4.3 Termination. This Agreement of Company Merger shall be terminated upon the termination of the Merger Agreement in accordance with Article XI thereof; provided, that any such termination of this Agreement of Company Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

  4.4 Amendments. To the extent permitted by law, this Agreement of Merger may be amended by a subsequent writing signed by all of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of
Article III of this Agreement of Company Merger relating to the consideration to be paid for the shares of Company Common Stock shall not be amended after the approval of the stockholders of the Company referred to in Section 7.1 of stockholders of Jacksonville referred to in Section 7.3 of the Merger Agreement so as to decrease the amount or change the form of such consideration without the approval of the stockholders of the Company.

  4.5 Successors. This Agreement of Company Merger shall be binding on the successors of Jacksonville, Interim and the Company.

  IN WITNESS WHEREOF, Jacksonville, Interim and the Company have caused this Agreement of Company Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written.

Attest:                         JACKSONVILLE SAVINGS BANK



By:                             By:
    Roger McKinney, Secretary      Andrew F. Applebee, Chairman of
                                     the Board and Chief Executive
                                     Officer


ATTEST:                         JACKSONVILLE ACQUISITION CORP.

By:                             By:
    Roger McKinney, Secretary      Andrew F. Applebee, Chairman of
                                     the Board and Chief Executive
                                     Officer


ATTEST:                         LCS BANCORP, INC.


By:                             By:
    Vice President and              Carol Radtke, President and
     Secretary                       Chief Executive Officer

                           PLAN OF MERGER

                              BETWEEN

                     JACKSONVILLE SAVINGS BANK

                                AND

                 LITCHFIELD COMMUNITY SAVINGS, S.B.

                   DATED AS OF ___________, 1996

     This Plan of Merger dated as of _________, 1996 (the "Merger Plan") is entered into by and among: (i) JACKSONVILLE SAVINGS BANK, an Illinois savings bank and a wholly owned subsidiary of Financial ("Jacksonville"); and (ii) LITCHFIELD COMMUNITY SAVINGS, S.B. ("Litchfield"), a wholly owned Subsidiary of LCS Bancorp, Inc. which is wholly owned by Jacksonville, an Illinois savings bank. This Merger Plan is being entered into in connection with the Agreement and Plan of Merger by and among Jacksonville Savings Bank and LCS Bancorp, Inc. and Litchfield Community Savings, S.B. The Merger Agreement has been approved by at least a majority vote of the Boards of Directors of Jacksonville and Litchfield. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     In consideration of the mutual covenants and agreements set forth herein and subject to the terms and conditions of the Merger Agreement, the parties hereto agree as follows:

     Section 1. Definition. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          1.1 "Effective Time" shall mean the date at which the Merger contemplated by this Merger Plan becomes effective as provided in Section 2 hereof.

          1.2 "Litchfield Common Stock" shall mean the common stock, par value $1.00 per share, of Litchfield.

          1.3 "Merger" shall refer to the merger of Litchfield with and into Jacksonville as provided in Section 2 of this Merger Plan.

          1.4 "Surviving Institution" shall refer to Jacksonville as the surviving institution of the Merger.

     Section 2. The Merger. At the Effective Time, Litchfield will be merged with and into Jacksonville with Jacksonville as the Surviving Institution (the "Merger"). The separate corporate existence of Litchfield shall thereupon cease. Jacksonville as the Surviving Institution shall continue to be governed by the laws of the State of Illinois, and its existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

     Section 3. Name of Surviving Institution.  The name of the
Surviving Institution shall be Jacksonville Savings Bank.

     Section 4. Location of Main Office and Branch Officers. At the Effective Time, the main office of Jacksonville, and each of its branches, including Litchfield, shall remain open. The main office and branch locations of Jacksonville following consummation of the Merger shall be:


Main Office:              Branch Office:     Branch Office:

1211 West Morton Avenue   903 South Main     501 North State Street
Jacksonville, IL          Jacksonville, IL   Litchfield, IL

211 West State Street     100 North Dye
Jacksonville, Illinois    Virden, Illinois


     Section 5. Assets and Liabilities. At the Effective Time, all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits), then owned by Litchfield shall immediately become the property of the Surviving Institution. The Surviving Institution shall be deemed to be a continuation of Litchfield, the rights and obligations of which shall succeed to such rights and obligations and the duties and liabilities connected therewith.

     Section 6. Directors of Surviving Institution. At the Effective Time, the directors of Jacksonville shall remain as the directors of the Surviving Institution. The names and addresses, and terms of such directors are set forth below.

     Name                     Address             Term Expires

Andrew F. Applebee    8 Cardinal Drive                1998
                      Jacksonville, IL 62650

Richard A. Foss       13 Aaron Drive                  1997
                      Jacksonville, IL 62650

Robert S. Bills       1515 Mound                      1996
                      Jacksonville, IL 62650

I. Newton Mitchell    12 Melrose Ct.                  1996
                      Jacksonville, IL 62650

Roger D. Cannell      211 S. Fayette                  1997
                      Jacksonville, IL 62650

Michael R. Goldasich  12 E.  Forest Park              1997
                      Jacksonville, IL 62650

Emily J. Osburn       8 Forest Hill                   1998
                      Jacksonville, IL 62650

Harvey D. Scott III   15 Pitner Place                 1998
                      Jacksonville, IL 62650

     Section 7. Articles of Incorporation and Bylaws.  At the
Effective Time, the articles of incorporation and bylaws of Jacksonville shall remain in effect and shall become the articles of incorporation and bylaws of the Surviving Institution.

     Section 8. Counterparts. This Merger Plan may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.

     Section 9. Amendments. This Merger Plan may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors. This Merger Plan may not be amended except by an instrument in writing specifically referring to this Section 9 and signed on behalf of each of the parties hereto.

     Section 10. Severability. Any provision of this Merger Plan which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     Section 11. Governing Law. This Merger Plan shall be governed by, and interpreted in accordance with, the laws of the State of Illinois, without regard to conflicts of laws principles.

     Section 12. Captions and References. The captions contained in this Merger Plan are for convenience of reference only and do not form a part of this Merger Plan.
PAGE

     IN WITNESS WHEREOF, the parties hereto have caused this Merger Plan to be duly executed as of the date first above written.


                              JACKSONVILLE SAVINGS BANK


                              By:
                                  Andrew F. Applebee
                                  Chairman of the Board and
                                   Chief Executive Officer


                              LITCHFIELD COMMUNITY SAVINGS, S.B.


                              By:
                                  Andrew F. Applebee
                                  Chairman of the Board and
                                   Chief Executive Officer
PAGE

                                                          EXHIBIT C

                    PLAN OF COMPLETE LIQUIDATION
                AND DISSOLUTION OF LCS BANCORP, INC.


     This Plan of Complete Liquidation and Dissolution (the "Plan") shall effect the complete liquidation and dissolution of LCS Bancorp, Inc. (the "Company"), a Delaware corporation, in accordance with
Section 332 of the Internal Revenue Code of 1986, as amended (the "Code"), and Section 275 of the General Corporation Law of the State of Delaware ("DGCL") as soon as possible following the merger of Jacksonville Savings Bank ("Jacksonville") and Litchfield Community Savings, S.B. pursuant to an agreement of merger of even date herewith ("Agreement of Merger").

     1. Adoption of Plan. This Plan shall become effective upon its approval and adoption by Jacksonville, an Illinois-chartered savings bank, pursuant to Section 275(c) of the DGCL, following (a) Jacksonville's acquisition of the stock of the Company meeting the requirements of Section 1504(a)(2) of the Code and its becoming the sole stockholder of the Company, (b) the consummation of the Agreement of Merger.

     2. Filing of Forms. The officers of Jacksonville are authorized and directed to execute and file, of cause the Company to execute and file, a United States Treasury Form 966 pursuant to
Section 6043 of the Code within thirty (30) days after the adoption of this Plan in accordance with Section 1 hereof and such additional or other forms and reports with and to the Internal Revenue Serve as may be necessary, desirable or appropriate in connection with the implementation of this Plan.

     3. Dissolution. Jacksonville shall execute and file a Certificate of Dissolution for the Company in accordance with Section 275 of the DGCL. After dissolution, the Company shall carry on no business except for the purpose of winding up its affairs in accordance with Section 278 of the DGCL.

     4. Authorization to Officers. The officers of Jacksonville are authorized to execute and deliver such agreements, conveyances, assignments, transfers, certificates and other documents and to take such other actions as such officers may deem necessary, appropriate or desirable in order to carry out the provisions of this Plan and effect a complete liquidation and dissolution of the Company in accordance with Section 332 of the Code and Section 275 of the DGCL.


                         *   *   *   *   *


     Adopted by the duly authorized vote of the Board of Directors of Jacksonville this ___ day of ____________, 199__.
PAGE

                                                        EXHIBIT D

                         LEGAL OPINION OF

               KEMP, GREZLAKOWSKI & LORENZINI, LTD.

[Matters to be covered in Opinion of Counsel to be delivered to Jacksonville pursuant to Section 8.9 of the Agreement]

     (a) Each of the Company, and the Bank is incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each such entity has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of the Company and its subsidiaries taken as a whole. The Bank is a member in good standing of the Federal Home Loan Bank of Chicago and all eligible accounts of depositors in the Bank are insured by the FDIC to the fullest extent permitted by law. The Company is duly registered as a holding company under the Bank Holding Company Act.

     (b) The authorized capital stock of the Company is as set forth at Section 4.2 of the Agreement.

     (c) Each of the Company and the Bank have the corporate power and authority to execute and deliver the Agreement and the Agreement of Company Merger included as Exhibit A thereto, and to consummate the Merger and to carry out all of their respective obligations thereunder. The execution and delivery of the Agreement and the Agreement of Company Merger included as Exhibit A thereto and the consummation of the transactions contemplated by the Agreement by the Company and the Bank have been duly authorized by the boards of directors and stockholders of each of the Company and the Bank and no other corporate proceedings on the part of the Company or the Bank are necessary to consummate the transactions so contemplated. Each of the Agreement and the Agreement of Company Merger included as Exhibit A thereto have been duly and validly executed and delivered by the Company and the Bank, as applicable, and constitute valid and legally binding obligations of the Company and the Bank enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

     (d) None of the execution and delivery of the Agreement and the Agreement of Company Merger included as Exhibit A thereto by the Company and the Bank, as applicable, nor the consummation by the Company and the Bank of the transactions contemplated thereby in accordance with their respective terms, as applicable, nor compliance by the Company or the Bank with any of their respective terms, as applicable, will (i) violate any provision of the Company's or the Bank's certificate of incorporation, articles of incorporation or other chartering instrument or bylaws, (ii) violate any federal statute, code, rule or regulation, or, to the knowledge of such counsel, any judgment, order, writ, decree or injunction applicable to the Company or the Bank, or any of their respective properties or assets, or (iii) to the knowledge of such counsel, violate, conflict with, result in a breach of any provisions of, constitute a default under (or an event which, with notice or lapse of time, or both, would constitute a default under), result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or the Bank, under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or the Bank, is a party, or by which they or any of their respective properties or assets may be hound or affected, except, with respect to clauses (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of the Company and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated by the Agreement.

     (e) The provisions of Article XIV of the Company's Certificate of Incorporation are not applicable to the Reorganization.

     (f) All regulatory or governmental approvals and consents which are necessary to be obtained by the Company and the Bank to permit the execution, delivery and performance of the Agreement and the Agreement of Company Merger included as Exhibit A thereto have been obtained.

     (g) The Agreement, including consummation of the transactions contemplated thereby, has been approved by the requisite vote of stockholders of the Company.

     (h) To the knowledge of such counsel, all consents of non-governmental third parties which are necessary to be obtained by the Company and the Bank pursuant to contractual provisions by which either of them is bound to permit the execution, delivery and performance of the Agreement and the Agreement of Company Merger included as Exhibit A thereto have been obtained.

     (i) Assuming due authorization of the Merger by all necessary corporate and governmental proceedings on the part of parties other than the Company and the Bank and that such other parties have taken all action required to be taken by them prior to the Effective Time, upon the proper filing of a [Certificate of Merger pursuant to Sections 103 and 251 of the DGCL,] the Merger will be validly consummated in accordance with the Agreement and applicable laws and regulations and each outstanding share of Common Stock and each outstanding option to purchase such stock granted pursuant to the Company's Stock Option Plans will be converted into the right to receive a cash payment in the manner specified in the Agreement of Company Merger included as Exhibit A to the Agreement.

     (j) To the knowledge of such counsel, there are no judicial, administrative, arbitral or other actions, suits, proceedings or investigations pending or threatened, which (i) if adversely determined, would result in any material adverse change in the business, operations, assets or financial condition of the Company and its subsidiaries taken as a whole or (ii) seek to restrain or prohibit the transactions completed by the Agreement or monetary damages in connection therewith.

     Such counsel also shall state that it has no reason to believe that the information relating to the Company, the subsidiaries of the Company and the transactions contemplated by the Agreement contained in the proxy statement used to solicit the approval of the stockholders of the Company of the Agreement and the Merger and any other required approval of the transactions contemplated by the Agreement, as of the date of such proxy statement and up to and including the meeting of stockholders in connection with which such documents were used, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of any officer or officers of the Company and its subsidiaries. The opinion of such counsel may include such qualifications and explanations of the basis thereof as may be reasonably acceptable to Jacksonville.

                                                          EXHIBIT E

                          LEGAL OPINION OF

             LUSE LEHMAN GORMAN POMERENK & SCHICK, P.C.

[Matters to be covered in Opinion of Counsel to be delivered to LCS Bancorp, Inc. Pursuant to Section 9.5 of the Agreement]

     (a) Jacksonville is a savings bank duly organized, validly existing and in good standing under the laws of the State of Illinois;

     (b) Jacksonville has the corporate power and authority to carry on its business as now conducted, to own, lease and operate its properties and to consummate the transactions contemplated by the Agreement;

     (c) The Agreement has been duly authorized, executed and delivered by Jacksonville and constitutes the valid and binding obligation of Jacksonville.

     (d) To counsel's knowledge, all corporate acts and proceedings required to be taken by or on the part of Jacksonville to consummate the transactions contemplated by the Agreement have been taken, and neither the execution or delivery of the Agreement, nor the consummation of the transactions contemplated thereby, with and without the giving of notice or the lapse of time or both, will violate any provision of the articles of incorporation or bylaws of Jacksonville.

     (e) All regulatory and governmental approvals and consents which are necessary to be obtained by Jacksonville to permit the execution, delivery and performance of the transactions contemplated by the Agreement have been obtained.

     Such counsel also shall state that it has no reason to believe that the information relating to Jacksonville and the transactions completed by the Agreement contained in the proxy statement used to solicit the approval of the stockholders of Jacksonville of the Agreement and the Merger and any other required approval of the transactions contemplated by the Agreement, as of the date of such proxy statement and up to and including the meeting of stockholders in connection with which such documents were used, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of any officer or officers of Jacksonville and its subsidiaries. The opinion of such counsel may include such qualifications and explanations of the basis thereof as may be reasonably acceptable to Jacksonville.